Exhibit 10.26

LEASE

AT

METWEST INTERNATIONAL

BETWEEN

METROPOLITAN LIFE INSURANCE COMPANY,

a New York corporation

(LANDLORD)

AND

POST, BUCKLEY, SCHUH & JERNIGAN, INC.

a Florida corporation

(TENANT)

DATED: May 22, 2009

i

ARTICLE ELEVEN - DEFAULT AND REMEDIES		23

11.01	EVENTS OF DEFAULT	23
11.02	LANDLORD’S REMEDIES	24
11.03	INTENTIONALLY DELETED	25
11.04	BANKRUPTCY	25
11.05	LANDLORD DEFAULT	26

ARTICLE TWELVE - SURRENDER OF PREMISES		27

12.01	IN GENERAL	27
12.02	LANDLORD’S RIGHTS	27

ARTICLE THIRTEEN - HOLDING OVER		27

ARTICLE FOURTEEN - DAMAGE BY FIRE OR OTHER CASUALTY		28

14.01	SUBSTANTIAL UNTENANTABILITY	28
14.02	INSUBSTANTIAL UNTENANTABILITY	29
14.03	RENT ABATEMENT	29
14.04	RESTORATION DELAYS	30

ARTICLE FIFTEEN - EMINENT DOMAIN		30

15.01	TAKING OF WHOLE OR SUBSTANTIAL PART	30
15.02	TAKING OF PART	30
15.03	COMPENSATION	30

ARTICLE SIXTEEN - INSURANCE		31

16.01	TENANT’S INSURANCE	31
16.02	FORM OF POLICIES	31
16.03	LANDLORD’S INSURANCE	31
16.04	WAIVER OF SUBROGATION	32
16.05	NOTICE OF CASUALTY	33
16.06	TENANT’S RIGHT TO SELF-INSURANCE	33

ARTICLE SEVENTEEN - WAIVER OF CLAIMS AND INDEMNITY		34

17.01	WAIVER OF CLAIMS	34
17.02	INTENTIONALLY DELETED	34

ARTICLE EIGHTEEN - RULES AND REGULATIONS		34

18.01	RULES	34
18.02	ENFORCEMENT	34

ARTICLE NINETEEN - LANDLORD’S RESERVED RIGHTS		34

ARTICLE TWENTY - ESTOPPEL CERTIFICATE		35

20.01	IN GENERAL	35
20.02	LANDLORD ESTOPPEL	35
20.03	ENFORCEMENT	35

ARTICLE TWENTY-ONE - RELOCATION OF TENANT		36

ARTICLE TWENTY-TWO - REAL ESTATE BROKERS		36

ARTICLE TWENTY-THREE - MORTGAGEE PROTECTION		36

23.01	SUBORDINATION AND ATTORNMENT	36
23.02	MORTGAGEE PROTECTION	37

ii

ARTICLE TWENTY-FOUR - NOTICES		37

ARTICLE TWENTY-FIVE - PARKING		39

ARTICLE TWENTY-SIX - MISCELLANEOUS		40

26.01	LATE CHARGES	40
26.02	WAIVER OF JURY TRIAL	40
26.03	INTENTIONALLY DELETED	40
26.04	EFFECTIVENESS	40
26.05	TENANT AUTHORITY	40
26.06	ENTIRE AGREEMENT	40
26.07	INTENTIONALLY DELETED	40
26.08	EXCULPATION	40
26.09	ACCORD AND SATISFACTION	40
26.10	LANDLORD’S OBLIGATIONS ON SALE OF BUILDING	40
26.11	BINDING EFFECT	41
26.12	CAPTIONS	41
26.13	APPLICABLE LAW	41
26.14	ABANDONMENT	41
26.15	LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES	41
26.16	RADON GAS	41
26.17	PATRIOT ACT REPRESENTATIONS	41
26.18	RIDERS	42
26.19	LANDLORD’S LIEN WAIVER	42
26.20	STORAGE SPACE	42
26.21	FITNESS CENTER	42
26.22	BUILDING SIGNAGE	42
26.23	ROOF RIGHTS	44
26.24	GENERATOR	44
26.25	EXPANSION OPTION AND REDUCTION OPTION	45
26.26	INTENTIONALLY DELETED	46
26.27	RENEWAL OPTIONS	46
26.28	SURRENDER OPTION	47
26.29	INTENTIONALLY DELETED	48
26.30	RIGHT OF FIRST REFUSAL	48
26.31	ATTORNEYS’ FEES	49
26.32	FORCE MAJEURE	49
26.33	SILVER LEED CERTIFICATION	49
26.34	GUARANTY	49

iii

LEASE

ARTICLE ONE

BASIC LEASE PROVISIONS

1.01 BASIC LEASE PROVISIONS - In the event of any conflict between these Basic Lease Provisions and any other Lease provision, such other Lease provision shall control.

BUILDING AND ADDRESS:

MetWest International One

4030 Boy Scout Boulevard

Tampa, Florida 33607

LANDLORD AND ADDRESS:

METROPOLITAN LIFE INSURANCE COMPANY

c/o Taylor & Mathis of Florida, LLC

4010 Boy Scout Boulevard, Suite 160

Tampa, Florida 33607

TENANT AND ADDRESS:

POST, BUCKLEY, SCHUH & JERNIGAN, INC.

MetWest International One

4030 Boy Scout Boulevard, Suite 400

Tampa, Florida 33607

DATE OF LEASE: May 22, 2009

LEASE TERM: One hundred twenty (120) full calendar months (subject to Sections 2.02 and 26.27)

COMMENCEMENT DATE: December 30, 2009

EXPIRATION DATE: December 31, 2019

MONTHLY BASE RENT:

Period from / to	Monthly	Annually	Rate/SF
Months 1-12	$166,368.00	$1,996,416.00	$24.00
Months 12-24	$171,359.04	$2,056,308.48	$24.72
Months 25-36	$176,499.81	$2,117,997.73	$25.46
Months 37-48	$181,794.81	$2,181,537.67	$26.23
Months 49-60	$187,248.65	$2,246,983.80	$27.01
Months 61-72	$192,866.11	$2,314,393.31	$27.82
Months 73-84	$198,652.09	$2,383,825.11	$28.66
Months 85-96	$219,467.12	$2,633,605.44	$31.66
Months 97-108	$226,051.13	$2,712,613.60	$32.61
Months 109-120	$232,832.67	$2,793,992.01	$33.59

RENTABLE AREA OF THE BUILDING: Approximately 249,515 square feet

RENTABLE AREA OF THE PREMISES: 83,184 square feet, comprised of all of the rentable area on the 5th, 6lh, and 7th floors of the Building

SECURITY DEPOSIT: N/A

SUITE NUMBER OF PREMISES: 500, 600 and 700

TENANT’S SHARE: 33.338%

TENANT’S USE OF PREMISES: General office use and uses incidental thereto permitted by applicable Laws, including, without limitation, the housing of computer services and related equipment, employee kitchen equipment customary for offices for preparation and serving of food (provided such equipment shall not require venting) and conference rooms, all consistent with the character of a Class A office building in the Westshore Business District in Tampa, Florida

1.02 ENUMERATION OF EXHIBITS - The exhibits set forth below and attached to this Lease are incorporated in this Lease by this reference:

EXHIBIT A	Plan of Premises
EXHIBIT B	Depiction of the Land
EXHIBIT C	Depiction of the Project
EXHIBIT D	Work Letter Agreement
EXHIBIT E	Rules and Regulations
EXHIBIT F	Exclusions to Operating Expenses
EXHIBIT G	Reserved Spaces and Storage Space
EXHIBIT H	Signage Specifications for Monument Signage and Exterior Signage
EXHIBIT I	HVAC Specifications
EXHIBIT J	Janitorial Services
EXHIBIT K	Generator Location
RIDER 1	Commencement Date Agreement

1.03 DEFINITIONS - For purposes hereof, the following terms, when capitalized in this Lease, shall have the following meanings:

ADDITIONAL TENANT IMPROVEMENT ALLOWANCE: An amount equal to Five and No/100 Dollars ($5.00) per rentable square foot of the Premises (including any Expansion Space and excluding any Reduction Space).

ADJUSTMENT YEAR: The calendar year or any portion thereof after the Commencement Date of this Lease for which a Rent Adjustment computation is being made.

AFFILIATE: Any corporation or other business entity which is currently, or hereinafter during the Term of this Lease, owned or controlled by, owns or controls, or is under common ownership or control with Tenant.

BUILDING: The office building located at 4030 Boy Scout Boulevard, Tampa, Florida 33607.

BUILDING GRADE: (i) the type, brand and/or quality of materials Landlord designates from time to time to be the minimum quality to be used in the Building or, as the case may be, the exclusive type, grade or quality of material to be used in the Building; and (ii) the standard method of construction and installation technique to be used in the Building.

COMMENCEMENT DATE: The date specified in Section 1.01 as the Commencement Date.

COMMON AREAS: All areas of the Building or the Project, as applicable, made available by Landlord from time to time for the general common use or benefit of the tenants of the Building or the Project, as applicable, and their employees and invitees, or the public, as such areas currently exist and as they may be changed from time to time, so long as Tenant’s use of or access to the Building and Premises is not materially and adversely affected other than on a temporary basis.

DECLARATION: Any reciprocal easement agreement, covenants, conditions or restrictions, common area agreement or similar agreement which may now or hereafter affect the Property, which provide, in part, for assessment of fees and payment of ratable charges for the maintenance of the Property and shared common areas. Landlord represents that there are no Declarations as of the Date of Lease, and Landlord covenants that, during the Term, Landlord shall not enter into or consent to any Declaration that would prohibit or materially interfere with Tenant’s use or occupancy of, or access to, the Premises or the Common Areas serving the Building.

DEFAULT RATE: The lesser of (1) a per annum rate equal to the then-current “Prime Rate” as published by The Wall Street Journal, Southeast Edition, in its listing of “Money Rates,” plus three percent (3%), and (2) the maximum rate allowed by the laws of the state in which the Building is located.

ENVIRONMENTAL LAWS: Any state, federal or other Law governing the use, storage, disposal or generation of any Hazardous Material, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended and the Resource Conservation and Recovery Act of 1976, as amended.

EXCESS EXPENSES: As defined in Section 4.01.

EXPIRATION DATE: The date specified in Section 1.01 (subject to Sections 2.02 and 26.27).

FORCE MAJEURE: Any accident, casualty, act of God, war or civil commotion, strike or labor troubles, or any cause whatsoever beyond the reasonable control of a party, including, but not limited to, energy shortages or governmental preemption in connection with a national emergency, or by reason of government laws or any rule, order or regulation of any department or subdivision thereof or any governmental agency, or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.

HAZARDOUS MATERIAL: Such substances, material and wastes which are or become regulated under any Environmental Law; or which are classified as hazardous or toxic under any Environmental Law; and explosives and firearms, radioactive material, asbestos, and polychlorinated biphenyls.

INDEMNITEES: Collectively, Landlord, any Mortgagee or ground lessor of the Property, the property manager and the leasing manager for the Property and their respective directors, officers, agents and employees.

LAND: The parcels of real estate on which the Building is located, more particularly depicted on Exhibit B attached hereto.

LAWS: All laws, ordinances, rules, regulations, other requirements, orders, rulings or decisions adopted or made by any governmental body, agency, department or judicial authority having jurisdiction over the Project, the Property, the Premises or Tenant’s activities at the Project, the Property or the Premises and any covenants, conditions or restrictions of record which affect the Property.

LEASE: This instrument and all exhibits and riders attached hereto, as may be amended from time to time.

LEASE YEAR: The twelve (12) month period beginning on the first day of the first month following the Commencement Date (unless the Commencement Date is the first day of a calendar month in which case beginning on the Commencement Date), and each subsequent twelve month, or shorter, period until the Expiration Date.

MONTHLY BASE RENT: The monthly rent specified in Section 1.01.

MORTGAGEE: Any holder of a mortgage, deed of trust or other security instrument encumbering the Property.

NATIONAL HOLIDAYS: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

OFFICE CENTER: The buildings, the land, any other improvements that comprise the office center located in the Project, more particularly depicted on Exhibit C attached hereto.

OPERATING EXPENSES: All commercially reasonable and customary costs, expenses and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the ownership, management, operation, maintenance, replacement and repair of the Premises, the Building, the Property or the Project, subject to any and all exclusions expressly set forth in this Lease. Operating Expenses shall also include the Office Center’s share of any operating expenses allocated to the Office Center under any Declaration. Notwithstanding the foregoing, Operating Expenses shall not include those costs, expenses and disbursements described on Exhibit F attached hereto. If any Operating Expense, though paid in one year, relates to more than one calendar year, at option of Landlord, in its commercially reasonable discretion, such expense may be proportionately allocated among such related calendar years.

PERMITTED ALTERATIONS: Tenant Alterations that (a) do not materially affect any of the structural elements of the Building or any of the Building’s systems (including, without limitation, its electrical, mechanical, plumbing and security and life/safety systems) and (b) cost less than $100,000 in any one instance.

PREMISES: The space located in the Building described in Section 1.01 and depicted on Exhibit A attached hereto.

PROJECT: The buildings, the land, any other improvements that comprise the MetWest International development, more particularly depicted on Exhibit C attached hereto. Except as expressly provided in the Lease, Landlord has made no covenant, representation or warranty to Tenant with respect to the development or non-development of any portion of the Project and, subject to Landlord’s representations, warranties, and covenants expressly set forth in this Lease, Tenant shall be conclusively deemed to have accepted the Project “AS IS” and have waived all claims relating to the development or non-development of any portion of the Project.

PROPERTY: The Building, the Land, any other improvements located on the Land, including, without limitation, any parking structures and the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in conjunction with any of the foregoing.

REAL PROPERTY: The Property excluding any personal property.

RENT: Collectively, Monthly Base Rent and Rent Adjustments, and all other charges, payments, late fees or other amounts required to be paid by Tenant under this Lease, including all sales and use taxes levied or assessed against all rental payments due under this Lease.

RENTABLE AREA OF THE BUILDING: Approximately 249,515 square feet, which represents the sum of the rentable area of all office space in the Building.

RENTABLE AREA OF THE PREMISES: The amount of square footage set forth in 1.01.

RENT ADJUSTMENT: Any amounts owed by Tenant for payment of excess Operating Expenses or Taxes. The Rent Adjustments shall be determined and paid as provided in Article Four.

STANDARD OPERATING HOURS: Monday through Friday from 8:00 A.M. to 6:00 P.M., Saturday from 9:00 A.M. to 1:00 P.M., excluding National Holidays.

SUBSTANTIALLY COMPLETE: With respect to any work, the completion of such work, as evidenced by a certificate of occupancy or equivalent document (if a certificate of occupancy or equivalent document is available for such work), except for minor, insubstantial or punchlist details of construction, decoration or mechanical adjustments which remain to be done.

SUCCESSOR: Any corporation or other business entity (i) with which or into which Tenant has merged or consolidated, or (ii) that acquires all, substantially all, or a majority of Tenant’s assets.

TAXES: All federal, state and local governmental taxes, assessments and charges of every kind or nature, whether general, special, ordinary or extraordinary, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, leasing, management, control or operation of the Project or the Property or any of its components, or any personal property used in connection therewith, which shall also include any rental or similar taxes levied in lieu of or in addition to general real and/or personal property taxes. Taxes shall also include the Office Center’s share of any federal, state and local governmental taxes, assessments or charges allocated to the Office Center under any Declaration. For purposes hereof, Taxes for any year shall be Taxes which are assessed or become a lien during such year, whether or not such taxes are billed and payable in a subsequent calendar year. There shall be included in Taxes for any year the amount of all fees, costs and expenses (including reasonable attorneys’ fees) paid by Landlord during such year in seeking or obtaining any refund or reduction of Taxes. Taxes for any year shall be reduced by the net amount of any tax refund received by Landlord attributable to such year. If a special assessment payable in installments is levied against any part of the Project or the Property, Taxes for any year shall include only the installment of such assessment and any interest payable or paid during such year. Taxes shall not include any federal or state inheritance, general income, gift or estate taxes, except that if a change occurs in the method of taxation resulting in whole or in part in the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes. To the extent that a discount exists for the payment of ad-valorem Taxes based upon the date such Taxes are paid, such Taxes shall be paid no later than the latest date required to obtain the maximum discount available for early payment of such Taxes.

TENANT ADDITIONS: Collectively, TI Work and Tenant Alterations.

TENANT ALTERATIONS: All work installed or furnished to the Premises by Tenant excluding TI Work, which shall be governed by the Work Letter.

TENANT IMPROVEMENT ALLOWANCE: An amount equal to Forty-Two and No/100 Dollars ($42.00) per rentable square foot of the Premises (including any Expansion Space and excluding any Reduction Space).

TENANT IMPROVEMENTS: Any alterations, improvements, additions, installations or construction in or to the Premises or any Building systems serving the Premises; and any supplementary air-conditioning systems installed by Landlord or by Tenant at Landlord’s request pursuant to Section 6.01(b).

TENANT’S NOTICE: As defined in Section 10.01(a).

TENANT’S SHARE: The percentage specified in Section 1.01 which represents the ratio of the Rentable Area of the Premises to the total Rentable Area of the Building.

TERM: The term of this Lease commencing on the Commencement Dale and expiring on the Expiration Date, unless extended or sooner terminated as provided in this Lease. The “Term” shall include any Renewal Periods exercised in accordance with Section 26.27.

TERMINATION DATE: The Expiration Date or such earlier date as this Lease terminates or Tenant’s right to possession of the Premises terminates.

TI WORK: The construction or installation of the Tenant Improvements to the Premises, to be performed by Tenant, specifically described in the Work Letter Agreement attached hereto as Exhibit D.

WORK LETTER: The agreement regarding the manner of completion of TI Work attached hereto as Exhibit D.

ARTICLE TWO

PREMISES, TERM AND FAILURE TO GIVE POSSESSION

2.01 LEASE OF PREMISES - Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms, covenants and conditions provided in this Lease. In the event Landlord delivers possession of the Premises to Tenant prior to the Commencement Date, Tenant shall be subject to all of the terms, covenants and conditions of this Lease (except with respect to the payment of Rent) as of the date of such possession.

2.02 TERM -

(a) The Commencement Date shall be the date specified in Section 1.01 as the Commencement Date, unless changed by operation of this Article Two.

(b) If the Commencement Date occurs other than the first (1st) day of the month, the Term shall expire one hundred twenty (120) months after the last day of the month in which the Commencement Date occurs.

(c) Within thirty (30) days following the occurrence of the Commencement Date, Landlord and Tenant shall enter into an agreement (which is attached hereto as Rider 1) confirming the Commencement Date and the Expiration Date.

2.03 INTENTIONALLY DELETED

2.04 AREA OF PREMISES - Landlord and Tenant agree that for all purposes of this Lease the Rentable Area of the Premises, subject to Landlord’s representation and warranty in the immediately following sentence, and the Rentable Area of the Building as set forth in Article One are controlling and are not subject to revision after the date of this Lease. Landlord represents and warrants to Tenant that the Rentable Area of the Premises, as set forth herein, has been determined in accordance with the BOMA definition of usable square footage under the American National Standard dated 1996, multiplied by a common area factor of sixteen and one-half percent (16.5%) for multi-tenant floors and twelve and one-half percent (12.5%) for single-tenant floors. The rentable area of any other space added or removed from the Premises in accordance with the terms of this Lease shall be determined in accordance with the BOMA definition of usable square footage under the American National Standard dated 1996, multiplied by a common area factor of sixteen and one-half percent (16.5%) for multi-tenant floors and twelve and one-half percent (12.5%) for single-tenant floors.

2.05 CONDITION OF PREMISES - Tenant shall notify Landlord in writing within three hundred thirty (330) days after the later of (a) the Date of Lease or (b) the date on which a certificate of occupancy or equivalent document is issued for the Shell Improvements and the core area of the Building of any defects with respect to the Shell Improvements in the Premises or the core area of the Building. Notwithstanding the notice period in the immediately preceding sentence, if Tenant discovers or becomes aware of any latent defects with respect to the Shell Improvements in the Premises or the core area of the Building, Tenant shall notify Landlord thereof within fifteen (15) business days after Tenant discovers or becomes aware of any such latent defect, and at Tenant’s request, Landlord will take any and all reasonable steps to enforce any rights (including, without limitation, any warranty rights or rights to bring a breach of contract claim) against Landlord’s contractors in order to cause any such latent defects to be promptly corrected. Except for defects stated in any such notice, and subject to Landlord’s agreements in the immediately preceding sentence, Tenant shall be conclusively deemed to have accepted the Premises “AS IS” in the condition existing on the date Tenant first takes possession and to have waived all claims relating to the condition of the Premises. Landlord shall proceed diligently to correct the defects stated in such notice unless Landlord disputes the existence of any such defects. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises, the Building, the Property or the Project and no representation regarding the condition of the Premises, the Building, the Property or the Project has been made by or on behalf of Landlord to Tenant, except as may be specifically stated in this Lease or in the Work Letter.

ARTICLE THREE

RENT

Tenant agrees to pay to Landlord at the office specified in Section 1.01, or to such other persons, or at such other places designated by Landlord, without any prior demand therefor in immediately available funds and without any deduction or offset, except as expressly set forth in this Lease, Rent, including, without limitation, Monthly Base Rent and Rent Adjustments in accordance with Article Four, during the Term, Monthly Base Rent, plus all applicable sales and use tax imposed upon rentals (and the same shall constitute additional rent hereunder), shall be paid monthly in advance on the first day of each month of the Term. Monthly Base Rent, plus all applicable sales and use tax upon rentals, shall be prorated for partial months within the Term. Rent not paid within five (5) business days after the due date shall bear interest at the Default Rate from the date due until paid. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease.

ARTICLE FOUR

RENT ADJUSTMENTS AND PAYMENTS

4.01 RENT ADJUSTMENTS -

(a) In addition to the Monthly Base Rent, as the same is adjusted, Tenant shall pay to Landlord as additional rent, Tenant’s Share of the amount by which the annual Operating Expenses and Taxes incurred by Landlord during each successive calendar year after the Base Year (as hereinafter defined) exceed the Operating Expenses and Taxes incurred during the “Base Year.” Tenant’s share (“Tenant’s Share”) of any such increase in the Operating Expenses and Taxes (the “Excess Expenses”) shall be determined with respect to each item of expense by dividing (a) the Rentable Area of the Building not subject to separate assessment or billing with respect to said item of expense into (b) the total of such item of expense and (c) multiplying the resulting quotient by the Rentable Area of the Premises.

(b) The increase in Tenant’s Share of “Controllable Operating Expenses” shall be subject to a cumulative and compounding annual cap of three percent (3%) over the actual Controllable Operating Expenses for the Base Year. For purpose of the foregoing sentence, “Controllable Operating Expenses” shall mean all Operating Expenses other than expenses related to Taxes, insurance, and utilities.

(c) Tenant’s obligation to pay its Tenant’s Share of the Excess Expenses shall commence as of the beginning of the first, full calendar year following the calendar year of the Commencement Date (the “Base Year”). For the purposes of this Lease, the “Base Year” is understood to be the calendar year 2010.

(d) The Operating Expenses shall be determined in accordance with sound accounting principles consistently applied.

(e) Promptly following the beginning of each calendar year occurring during the Term of this Lease subsequent to the Base Year, and during any extension or renewal of the Lease Term, Landlord shall deliver to Tenant a statement (“Landlord’s Statement”) setting forth (i) Landlord’s projection of the Operating Expenses and Taxes for the then current calendar year and (ii) Tenant’s Share of the Excess Expenses, based on the portion of such calendar year during which this Lease is in effect. Tenant’s Share of the projected Excess Expenses shall be payable as additional rent in equal monthly installments due on the first day of each calendar month for the remaining months of such calendar year.

(f) Within ninety (90) days following each calendar year during the Term, commencing with the first full calendar year following the Base Year occurring during the Term of this Lease, Landlord shall deliver to Tenant a Landlord’s Statement setting forth (i) the actual amount of the Operating Expenses and Taxes incurred during the preceding calendar year (subject to any adjustments made pursuant to Section 4.04), and (ii) any underpayment or overpayment by Tenant based on Tenant’s monthly payment(s) (if any) of Tenant’s Share of the projected Excess Expenses made during the preceding calendar year. In the event of any underpayment by Tenant, Tenant shall pay the full amount of such deficiency to Landlord within thirty (30) days of receipt of Landlord’s Statement. Any overpayment by Tenant shall be paid to Tenant within thirty (30) days of delivery of Landlord’s Statement.

4.02 FINAL STATEMENT OF LANDLORD - Within ninety (90) days following the end of the calendar year in which the Lease Term expires, Landlord shall deliver to Tenant a final Landlord’s Statement setting forth (i) Tenant’s Share of the actual Operating Expenses and Taxes incurred during the final calendar year of the Lease Term, up to and including the expiration date of the Lease Term, and (ii) any underpayment or overpayment of Tenant’s Share of the projected Excess Expenses made during that final calendar year. In the event of any underpayment, Tenant shall pay the full amount thereof to Landlord within thirty (30) days of receipt of a final Landlord’s Statement. If Tenant has overpaid, Landlord shall pay Tenant the full amount of such overpayment within thirty (30) days of delivery of the final Landlord’s Statement. The respective obligations of the parties hereto pursuant to this Section 4.02 shall survive the termination of this Lease. Landlord shall not be permitted to recalculate Operating Expenses to include any expenses incurred more than two (2) years prior to the calendar year of the Lease Term during which Landlord seeks reimbursement.

4.03 BOOKS AND RECORDS - Landlord shall maintain books and records showing Operating Expenses and Taxes in accordance with sound accounting and management practices, consistently applied. Tenant or its representative (which representative shall in no manner be compensated on a contingency basis) shall have the right, for a period of twelve months (12) following the date upon which a Landlord’s Statement is delivered to Tenant, to examine the Landlord’s books and records with respect to the items in Landlord’s Statement during Standard Operating Hours, upon written notice, delivered at least ten (10) business days in advance. If Tenant does not object in writing to Landlord’s Statement within twelve months (12) of Tenant’s receipt thereof, specifying the nature of the item in dispute and the reasons therefor, then Landlord’s Statement shall be considered final and accepted by Tenant. Any amount due to Landlord as shown on Landlord’s Statement, whether or not disputed by Tenant as provided herein shall be paid by Tenant when due as provided above, without prejudice to any such written exception. In the event it is determined that Landlord’s Statement overstates actual Operating Expenses by an amount equal to or in excess of three percent (3%) of actual Operating Expenses for the applicable Adjustment Year, then Tenant shall have the right to audit Operating Expenses for up to two (2) prior Adjustment Years preceding the Adjustment Year that was the subject of such audit, and such audit and the results thereof shall be subject to the terms and conditions hereof relating to the initial audit. Landlord shall cooperate with Tenant to facilitate the performance of Tenant’s audit. If Landlord contests the results of any such audit conducted by Tenant, Landlord shall have the right to seek a final determination of the actual Operating Expenses for such Adjustment Year, in the following manner: Tenant shall provide Landlord with a list of three (3) independent certified public accounting firms that are not currently providing accounting services to Tenant. At least two (2) of the accounting firms shall be members of the “Big Four” accounting firms, and the other accounting firm shall be a reputable nationally or regionally recognized firm. Within ten (10) business days after receipt from Tenant of such list, Landlord shall select from the accounting firms on Tenant’s list an accounting firm that is not currently providing accounting services to Landlord, which accounting firm so selected shall serve as an arbitrator under this Section. Within thirty (30) days following Landlord’s notice to tenant of Landlord’s choice of an accounting firm to serve as arbitrator, Landlord and Tenant shall each submit to such accounting firm its determination concerning the Operating Expenses for such Adjustment Year. The chosen accountant shall make a final and binding determination of the Operating Expenses for such Adjustment Year. Landlord and Tenant shall each be responsible for fifty percent (50%) of the costs of the accounting firm selected as an arbitrator; provided, however, that (i) in the event it is determined (through mutual agreement or arbitration) that Landlord’s statement of Operating Expenses for the Building for the Adjustment Year in question exceeds actual Operating Expenses for the Building for such Adjustment Year by a factor of three percent (3%) or more, then, within fifteen (15) days following receipt of an invoice for the costs and expenses of such arbitrator, Landlord shall reimburse Tenant therefor, Landlord agreeing that it shall be solely responsible for the fees and costs of such arbitrator in such event, and (ii) in the event it is determined (through mutual agreement or arbitration) that Landlord’s statement of Operating Expenses for the Building for the Adjustment Year in question is equal to or less than actual Operating Expenses for the Building for such Adjustment Year by a factor of three percent (3%) or more, then, within fifteen (15) days following receipt of an invoice for the costs and expenses of such arbitrator, Tenant shall reimburse Landlord therefor, Tenant agreeing that it shall be solely responsible for the fees and costs of such arbitrator in such event.

4.04 PARTIAL OCCUPANCY - For purposes of determining Operating Expenses and Controllable Operating Expenses for the Base Year and Rent Adjustments for any Adjustment Year, if the Building is not fully rented during all or a portion of any such year, Landlord shall make appropriate adjustments to the Operating Expenses and Controllable Operating Expenses for such Base Year or Adjustment Year, as applicable, employing sound accounting and management principles consistently applied, to determine the amount of Operating Expenses and Controllable Operating Expenses that would have been paid or incurred by Landlord had the Building been ninety five percent (95%) occupied, and the amount so determined shall be deemed to have been the amount of Operating Expenses and Controllable Operating Expenses for such Base Year or Adjustment Year, as applicable. In the event that the Real Property is not fully assessed for any year (including the Base Year), then Taxes shall be adjusted to an amount which would have been payable in such year if the Real Property had been fully assessed. In the event any other tenant in the Building or the Project provides itself with a service which Landlord would supply under the Lease without an additional or separate charge to Tenant, then Operating Expenses and Controllable Operating Expenses shall be deemed to include the cost Landlord would have incurred had Landlord provided such service to such other tenant.

4.05 ADDITIONAL BASE YEAR PROVISIONS - Operating Expenses and Controllable Operating Expenses for the Base Year shall be increased by the amount of any unusual decreases in the Operating Expenses during the Base Year resulting from repairs or replacements made pursuant to warranties or guaranties.

ARTICLE FIVE

SECURITY DEPOSIT

INTENTIONALLY DELETED.

ARTICLE SIX

SERVICES

6.01 LANDLORD’S GENERAL SERVICES -

(a) During the Lease Term, Landlord shall furnish the following services, in a manner consistent with those services provided in other Class A buildings in the Westshore Business District comparable to the Building:

(1)	heat, ventilation and air conditioning in the Premises during Standard Operating Hours, in conformance with the standards and specifications set forth on Exhibit I, subject to compliance with all applicable voluntary and mandatory regulations and Laws;

(2)	tempered and cold water for use in lavatories in common with other tenants from the regular supply of the Building;

(3)	customary cleaning and janitorial services in the Premises Monday through Friday, excluding National Holidays, in conformance with the standards and specifications set forth on Exhibit J;

(4)	washing of the outside windows in the Premises weather permitting at intervals determined by Landlord;

(5)	automatic passenger elevator service in common with other tenants of the Building and freight elevator service subject to reasonable scheduling by Landlord;

(6)	routine maintenance and electric lighting service for all Common Areas of the Building in the manner and to the extent deemed by Landlord to be standard;

(7)	subject to the provisions of Section 6.02 hereof, facilities to provide all electrical current required by Tenant in its use and occupancy of the Premises;

(8)	all fluorescent bulb replacement in the Premises necessary to maintain the lighting provided as a part of the Building Grade Improvements and fluorescent and incandescent bulb replacement in the Common Areas of the Building;

(9)	security in the form of (a) 24 hour per day, 7 day per week roving security personnel at the Project, and (b) limited access to the Building via a card access system during other than Standard Operating Hours, shall be provided in such form as Landlord deems reasonably appropriate. Landlord shall provide initial access cards to Tenant’s employees at no cost to the Tenant, provided that the cost for replacement access cards that are lost, damaged or stolen shall be Ten and No/100 ($10.00) each. Tenant shall have the right to interconnect the security system for the Premises with the Building’s access system so that a single card will provide access to the Building and the Premises. Landlord, however, shall have no liability to Tenant, its employees, agents, invitees or licensees for losses due to theft or burglary, or for damages done by unauthorized persons on the Premises, all except to the extent due to the gross negligence, recklessness, or willful misconduct of Landlord or its employees or agents, and neither shall Landlord be required to insure against any such losses. Tenant shall cooperate in any reasonable manner in Landlord’s efforts to maintain security in the Building and the Project and shall follow all regulations promulgated by Landlord with respect thereto.

(b) Wherever heat generating machines or equipment are used by Tenant in the Premises, the following additional provisions shall apply:

(1)	Tenant shall not use heat-generating machines, machines other than normal fractional horsepower office machines, equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air cooling system defined as between 69° and 78°. If the use of such machinery exceeds such limits thereby affecting the temperature otherwise maintained by the air-cooling system, Landlord reserves the right to install or to require Tenant to install supplementary air-conditioning units in the Premises. Tenant shall bear all costs and expenses related to the installation, maintenance and operation of such units.

(2)	Tenant shall pay Landlord at rates fixed by Landlord for all tenants in the Building, charges for all water furnished to the Premises for other purposes, including the expenses of installation of a water line, meter and fixtures.

6.02 ELECTRICAL SERVICES -

(a) Tenant’s use of electrical services furnished by Landlord shall be subject to the following:

(1)	Tenant’s electrical requirements shall be restricted to that equipment which individually does not have a name plate rating greater than 16 amps at 120 volts, single phase. Collectively, Tenant’s leased Premises shall not have a computed electrical load for equipment (including overhead lighting) greater than five (5) watts per square foot of usable area.

(2)	Tenant’s overhead lighting shall not have a design load greater than an average of eighty-five hundredths (0.85) watts per square foot of Rentable Area of the Premises. The installed lighting power density (“LPD”) in the Premises shall be below the standard thresholds set forth in the ASHRAE 90.1-2004 User’s Manual (such User’s Manual or the then current User’s Manual is hereinafter called the “User’s Manual”) by at least fifteen percent (15%). LPD calculations must comply with Section 9 of the User’s Manual (or the applicable Section of the then current User’s Manual). Application and compliance with any or all Addenda to the User’s Manual are allowed, but not required. Tenant shall submit its LPD calculations in the form set forth in the User’s Manual to Landlord for review and approval as part of the approval process for the Plans and Specifications (as described in the Work Letter, such LPD calculations to be deemed a part of the Plans and Specifications for purposes of the Work Letter).

(3)

Tenant will not install or connect any electrical equipment which will have a computed electrical load for equipment (including overhead lighting) greater than five (5) watts per square foot of usable area. Tenant will not, without Landlord’s prior written consent in each instance, connect any items such as non-Building standard tenant lighting, vending equipment, printing or duplicating machines, computers (other than desktop word processors and personal computers), auxiliary air conditioners, or other data, communications, or electronic equipment to the Building’s electrical system, or make any alteration or addition to the system. If Tenant desires any such items, additional 208/120 volt electrical power beyond that supplied by Landlord as provided above, or other special power requirements or circuits, then Tenant may request Landlord to provide such supplemental power or circuits to the Premises, which request Landlord may grant or withhold in its reasonable discretion. If Landlord furnishes such power or circuits, Tenant shall pay Landlord, on demand, the cost of the design, installation and maintenance of the facilities required to provide such additional or special electrical power or circuits and the cost of all electric current so provided at a rate not to exceed that which would be charged by TECO, or its successor, if Tenant were a direct customer thereof. Landlord may require separate electrical metering of such supplemental electrical power or circuits to the Premises and Tenant shall pay, on demand, the cost of the design, installation and maintenance of such metering facilities. In no event shall Tenant have access to any electrical closets except on floors leased entirely by Tenant. Tenant agrees that any electrical engineering design or contract work, except for any such work performed as part of the Tenant Improvements governed by the Work Letter, shall be performed at Tenant’s expense by Landlord or an electrical engineer and/or electrical contractor designated by Landlord. All invoices respecting the design, installation and maintenance of the facilities requested by Tenant shall be paid within thirty (30) days of Tenant’s receipt thereof. Landlord’s charge to Tenant for the cost of electric current so provided shall be paid within thirty (30) days of receipt of invoice by Tenant.

(b) Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which may be allowed by law. Landlord reserves the right to prescribe the weight limitations and position of all heavy equipment and similar items, and to prescribe the reinforcing necessary, if any, which in the opinion of Landlord may be required under the circumstances, such reinforcing to be at Tenant’s expense.

6.03 ADDITIONAL AND AFTER-HOUR SERVICES - At Tenant’s request, Landlord shall furnish additional quantities of any of the services or utilities specified in Section 6.01, if Landlord can reasonably do so, on the terms set forth herein. Tenant shall deliver to Landlord a written request or telephone request (at 813-875-7950, or such other number as Landlord may from time to time designate) for such additional services or utilities prior to 2:00 P.M. on Monday through Friday (except National Holidays) for service on those days, and prior to 2:00 P.M. on the last business day prior to Saturday, Sunday or a National Holiday for service on said Saturday, Sunday or National Holiday. For services or utilities requested by Tenant and furnished by Landlord, Tenant shall pay to Landlord as a charge therefor Landlord’s prevailing rates for such services and utilities; provided, however that (i) after-hour air conditioning and heating costs will be reduced to the extent that any other tenant in the Building has requested utilization of the system during the same time period as Tenant, with such overall cost to be prorated, and (ii) the initial charge for after-hour air conditioning and heating costs shall be Forty and No/100 ($40,00) per hour per floor, which charge may be modified by Landlord to reflect any adjustments to utility rates; provided, such rate shall not be subject to increase for the first two (2) years following the Commencement Date.

6.04 TELEPHONE SERVICES - All telegraph, telephone, and electric connections which Tenant may desire shall be first approved by Landlord in writing, before the same are installed, and the location of all wires and the work in connection therewith shall be performed by contractors approved by Landlord and shall be subject to the direction of Landlord. Landlord reserves the right to designate and control the entity or entities providing telephone or other communication cable installation, repair and maintenance in the Building or the Project and to restrict and control access to telephone cabinets. In the event Landlord designates a particular vendor or vendors to provide such cable installation, repair and maintenance for the Building or the Project, Tenant agrees to abide by and participate in such program. Tenant shall be responsible for and shall pay all costs incurred in connection with the installation of telephone cables and related wiring in the Premises, including, without limitation, any hook-up, access and maintenance fees related to the installation of such wires and cables in the Premises and the commencement of service therein, and the maintenance thereafter of such wire and cables. Additionally, there shall be included in Operating Expenses for the Building all installation, hook-up or maintenance costs incurred by Landlord in connection with telephone cables and related wiring in the Building or the Project which are not allocable to any individual users of such service but are allocable to the Building generally. If Tenant fails to maintain all telephone cables and related wiring in the Premises and such failure affects or interferes with the operation or maintenance of any other telephone cables or related wiring in the Building or the Project, Landlord or any vendor hired by Landlord may enter into and upon the Premises forthwith and perform such repairs, restorations or alterations as Landlord deems necessary in order to eliminate any such interference (and Landlord may recover from Tenant all of Landlord’s costs in connection therewith). Upon the Termination Date, Tenant, at its expense, in compliance with (the National Electric Code and other applicable Laws, shall remove any electronic, fiber, phone and data cabling, wiring and related equipment that is installed by or for the exclusive benefit of Tenant up to the telephone/data room, provided that Tenant shall only be required to remove electronic, fiber, phone and data cabling, wiring and related equipment within the Premises or above the ceilings for floors entirely leased to Tenant. Tenant agrees that, except as otherwise expressly set forth in this Lease, neither Landlord nor any of its agent’s or employees shall be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action because of any interruption, diminution, delay or discontinuance at any time for any reason in the furnishing of any telephone service to the Premises, the Building or the Project.

6.05 DELAYS IN FURNISHING SERVICES - Except as otherwise expressly set forth in this Lease, Tenant agrees that Landlord shall not be in breach of this Lease nor be liable to Tenant for damages or otherwise, for any failure to furnish, or a delay in furnishing, or a change in the quantity or character of any service when such failure, delay or change is occasioned, in whole or in part, by repairs, improvements or mechanical breakdowns by the act or default of Tenant or other parties or by an event of Force Majeure. Except as otherwise expressly set forth in this Lease, no such failure, delay or change shall be deemed to be an eviction or disturbance of Tenant’s use and possession of the Premises, or relieve Tenant from paying Rent or from performing any other obligations of Tenant under this Lease without any deduction or offset. Except as otherwise expressly set forth in this Lease, failure to any extent to make available, or any slowdown, stoppage, or interruption of, the specified utility services resulting from any cause, including, without limitation, changes in service provider or Landlord’s compliance with any voluntary or similar governmental or business guidelines now or hereafter published or any requirements now or hereafter established by any governmental agency, board, or bureau having jurisdiction over the operation of the Building or the Project shall not render Landlord liable in any respect for damages to either persons, property, or business, nor be construed as an eviction of Tenant or work an abatement of Rent, nor relieve Tenant of Tenant’s obligations for fulfillment of any covenant or agreement hereof. Except as otherwise expressly set forth in this Lease, should any equipment or machinery furnished by Landlord break down or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no claim for abatement of Rent or damages on account of any interruption of service occasioned thereby or resulting therefrom.

Notwithstanding anything to the contrary contained in this Lease, if Tenant suffers a Material Interference Event (as defined below) that continues for three (3) consecutive business days (or ten (10) total, non-consecutive business days within any consecutive twelve (12) month period) after notice to Landlord, then Tenant’s Monthly Base Rent shall be equitably abated (retroactive to the date of the Material Interference Event) for that portion of the Premises that is affected by the Material Interference Event until such service is restored to the Premises. At the time of the loss of service, Tenant must give written notice promptly to Landlord of the loss of service and its claim for abatement and Tenant only shall be entitled to abatement of Monthly Base Rent in proportion to the area rendered unusable or untenantable. Landlord may prevent or stop abatement by providing substantially the same service in similar quality and quantity by temporary or alternative means until the cause of the loss of service can be corrected. Such abatement shall be Tenant’s sole remedy for loss of service and Tenant shall have no right to terminate this Lease. A “Material Interference Event” shall mean that the Premises or any portion thereof is untenantable (which for purposes hereof means that Tenant is unable to conduct business operations in the Premises or the affected portion thereof, notwithstanding whether Tenant in fact continues to conduct business operations in the unaffected portions of the Premises), or there is a material interruption with reasonable public access to the Building as a proximate result of (a) any construction or alteration activity of Landlord in the Building, or any entry by Landlord into the Premises (except if such activity or entry is being performed by Landlord or behalf of Tenant pursuant to the terms of this Lease), (b) interference with reasonable public access to the Building caused by or within the reasonable control of Landlord, (c) the release, existence, discovery or remediation of any Hazardous Materials in the Building caused by or within the reasonable control of Landlord, (d) any failure by Landlord to perform its maintenance, repair, and replacement obligations in Section 8.01, (e) any entry or work by Landlord pursuant to Section 7.02, or (f) any failure to furnish, or any stoppage of, electricity, water, natural gas and sewer service, HVAC service, telephone and networking cabling service, elevator service and sewer service caused by or within the reasonable control of Landlord. Notwithstanding the foregoing, Landlord shall use all commercially reasonable efforts to obtain the maximum available benefit of the Loss Rental Insurance required to be carried by Landlord in Section 16.03, and despite the time periods stated above, the amount of Tenant’s Monthly Base Rent shall be reduced by the net proceeds actually received by Landlord under such Loss Rental Insurance attributable to the Premises regardless of the cause of the Material Interference Event.

6.06 CHOICE OF SERVICE PROVIDER - Tenant acknowledges that Landlord may, at Landlord’s sole option, to the extent permitted by applicable law, elect to change, from time to time, the company or companies which provide services (including, without limitation, electrical service, gas service, water and technical services) to the Project, the Building, the Premises and/or its occupants. Landlord shall give Tenant not less than thirty (30) days notice of any scheduled change. Notwithstanding anything to the contrary set forth in this Lease, Tenant acknowledges that Landlord has not and does not make any representations or warranties concerning the identity or identities of the company or companies which provide services to or the Project, the Building and the Premises or its occupants and Tenant acknowledges that the choice of service providers and matters concerning the engagement and termination thereof shall be solely that of Landlord. The foregoing provision is not intended to modify, amend, change or otherwise derogate any provision of this Lease concerning the nature or type of service to be provided or any specific information concerning the amount thereof to be provided. Tenant agrees to cooperate with Landlord and each of its service providers in connection with any change in service or provider.

ARTICLE SEVEN

POSSESSION, USE AND CONDITION OF PREMISES

7.01 POSSESSION AND USE OF PREMISES -

(a) Tenant shall be entitled to possession of the Premises upon the full execution and delivery of this Lease. Tenant shall occupy and use the Premises only for the uses specified in Section 1.01 to conduct Tenant’s business. Tenant shall not occupy or use the Premises (or permit the use or occupancy of the Premises) for any purpose or in any manner which: (1) is unlawful or in violation of any Law or Environmental Law; (2) may be dangerous to persons or property or which may increase the cost of, or invalidate, any policy of insurance carried on the Building or the Project or covering their respective operations; (3) is contrary to or prohibited by the terms and conditions of this Lease or the rules of the Building or the Project set forth in Article Eighteen; (4) would conflict with any right of exclusive use granted to any other tenant in the Building or the Project, provided that Tenant’s Use of Premises set forth in Section 1.01 shall be deemed not to violate the preceding covenant; or (5) would tend to create, cause or continue a nuisance; provided, however, Landlord acknowledges and agrees that Tenant’s Use of Premises as described in Section 1.01 does not violate this Section 7.01(a).

(b) Tenant and Landlord shall each comply with all Environmental Laws concerning the proper storage, handling and disposal of any Hazardous Material with respect to the Property and the Project. Tenant shall not generate, store, handle or dispose of any Hazardous Material (other than normal office supplies in the ordinary course of Tenant’s business, which shall be maintained and used in accordance with all Environmental Laws) in, on, or about the Property or the Project without the prior written consent of Landlord. In the event that Tenant is notified of any investigation or violation of any Environmental Law arising from Tenant’s activities at the Premises, Tenant shall promptly deliver to Landlord a copy of such notice. In such event or in the event Landlord reasonably believes that a violation of Environmental Law by Tenant or its employees, agents, servants, licensees, subtenants, contractors or invitees exists, Landlord may conduct such tests and studies relating to compliance by Tenant with Environmental Laws or the alleged presence of Hazardous Materials upon the Premises as Landlord deems desirable, all of which shall be completed at Tenant’s expense if a violation is found. Landlord’s inspection and testing rights are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed any responsibility to Tenant or any other party for compliance with Environmental Laws, as a result of the exercise, or non-exercise of such rights. Tenant shall indemnify, defend, protect and hold harmless the Indemnitees from any and all loss, claim, expense, liability and cost (including attorneys’ fees) arising out of or in any way related to the presence of any Hazardous Material introduced to the Premises during the Lease Term by Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees. If any Hazardous Material is released, discharged or disposed of on or about the Property or the Project and such release, discharge or disposal is not caused by Tenant or other occupants of the Premises, or their employees, agents or contractors, such release, discharge or disposal shall be deemed casualty damage under Article Fourteen to the extent that the Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under such Article.

Landlord hereby represents and warrants that as of the Date of Lease, other than as set forth in that certain Report of Phase I Environmental Site Assessment- MetWest International Building 1 Area, 4030 Boy Scout Boulevard, Tampa, Hillsborough County, Florida dated March 6, 2009, prepared by QORE, Inc., QORE Project 27-4070, (i) Landlord has no actual knowledge of the presence of any Hazardous Materials in the Building or the Property (other than customary Hazardous Materials used by Landlord and its agents and employees in the ordinary course of the ownership, management, operation, maintenance, replacement and repair of in the Building and the Property, all maintained and used in accordance with all Environmental Laws) and (ii) Landlord has not received any notice from any governmental body, agency, department or judicial authority having jurisdiction over the Building or the Property of any uncured violation of any Environmental Law with respect to the Building or the Property. Notwithstanding anything to the contrary in this Lease, wherever in this Lease there is any reference to the “knowledge” of Landlord or to any “notice” having been “received” by Landlord, in any variation of such references, such references: (i) shall mean only the actual knowledge of, or notice actually received personally by, Glenn Becker of Landlord or Hank Brenner of Taylor & Mathis of Florida, LLC; (ii) shall not mean or include any imputed or constructive knowledge of Glenn Becker or Hank Brenner, or any notice constructively received by Glenn Becker or Hank Brenner; (iii) shall not include any actual, imputed or constructive knowledge of any officer, agent, employee or affiliate of Landlord or Taylor & Mathis of Florida, LLC, or any other person or entity, or any notice actually or constructively received by any officer, agent, employee or affiliate of Landlord or Taylor & Mathis of Florida, LLC, or any other person or entity; and (iv) shall not be deemed to imply that Landlord or Taylor & Mathis of Florida, LLC or any other person or entity has undertaken, or has any duty or obligation to undertake, any investigation or inquiry with respect to the subject matter thereof. Further notwithstanding anything to the contrary in this Lease, it is expressly acknowledged and agreed that, if Tenant shall actually discover that any of the representations of Landlord set forth in this Lease were untrue when made, then if Tenant shall fail to notify Landlord within thirty (30) days after Tenant actually discovers that such representation was untrue, Tenant shall be deemed to have waived any claim of breach which Tenant may have against Landlord with respect to any such representation. If Tenant discovers any material inaccuracy in the representations of Landlord set forth in this subparagraph (b), Tenant shall promptly notify Landlord, and to the extent any such inaccuracy is curable, Landlord shall have the notice and cure periods set forth in Section 11.05(a) in which to cure any such inaccuracy. If such inaccuracy is incurable, or if such inaccuracy is curable but Landlord fails to cure such inaccuracy within the time period set forth in Section 11.05(a), Landlord shall reimburse Tenant for any actual (but not consequential, indirect, special, or punitive) damages sustained by Tenant as a result of such inaccuracy.

(c) Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises and the Property depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Landlord shall be responsible for ADA Title III compliance in the Common Areas of the Building, except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by alterations in the Premises, and (d) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance in the Common Areas of the Building necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use of the Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

7.02 LANDLORD ACCESS TO PREMISES -

(a) Landlord or Landlord’s agents shall have the right to enter upon the Premises to perform janitorial and other services and upon reasonable notice to Tenant (at least 24 hours, except in case of emergency) to inspect the Premises, to conduct safety and other testing in the Premises and to make such repairs, alterations, improvements or additions to the Premises, the Building, the Property or the Project as Landlord may deem necessary or desirable (including, without limitation, all alterations, improvements and additions in connection with a change in service provider or providers). Janitorial and cleaning services shall be performed after Standard Operating Hours. Any entry or work by Landlord may be during Standard Operating Hours and Landlord shall use reasonable efforts to ensure that any entry or work shall not materially interfere with Tenant’s occupancy of the Premises.

(b) If Tenant shall not be personally present to permit an entry into the Premises when for any reason an entry therein shall be necessary or permissible, Landlord (or Landlord’s agents), after attempting to notify Tenant (unless Landlord believes an emergency situation exists), may enter the Premises without rendering Landlord or its agents liable therefor (if during such entry Landlord or Landlord’s agent shall accord reasonable care to Tenant’s property), and without relieving Tenant of any obligations under this Lease.

(c) Upon reasonable notice to Tenant (at least 24 hours, except in case of emergency), Landlord may enter the Premises for the purpose of conducting such inspections, tests and studies as Landlord may deem desirable or necessary to confirm Tenant’s compliance with all Laws and Environmental Laws or for other purposes necessary in Landlord’s reasonable judgment to ensure the sound condition of the Property and the systems serving the Property. Landlord’s rights under this Section 7.02(c) are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed any responsibility to Tenant or any other party as a result of the exercise or non-exercise of such rights for compliance with Laws or Environmental Laws.

(d) Landlord may do any of the foregoing, or undertake any of the inspection or work described in the preceding paragraphs without such action constituting an actual or constructive eviction of Tenant, in whole or in part, or giving rise to an abatement of Rent by reason of loss or interruption of business of the Tenant, or otherwise, except as otherwise expressly set forth in this Lease.

7.03 QUIET ENJOYMENT - Landlord covenants that so long as Tenant is not in Default, Tenant shall have the right to quiet enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, but at all times subject to the rights of any Mortgagee or ground lessor.

7.04 TENANT’S EXCLUSIVE USE - Landlord covenants and agrees that Landlord will not enter into any lease or other occupancy agreement within the Building or consent to any assignment or subletting (to the extent that Landlord has the discretion to withhold its consent to such any assignment or subletting) within the Building to AECOM; Parsons Brinkerhoff; Louis Berger; HNTB; Parsons; KimleyHorn; or Tetra Tech.

ARTICLE EIGHT

MAINTENANCE

8.01 LANDLORD’S MAINTENANCE - Subject to the provisions of Article Fourteen, Landlord shall, in a manner consistent with other Class A buildings in the Westshore Business District comparable to the Building and in compliance with all applicable laws, codes and regulations, maintain and make necessary repairs and replacements to the foundations, roofs, exterior walls, and the structural elements of the Building, the electrical, plumbing, heating, ventilation and air conditioning systems of the Building and those corridors, washrooms and lobbies which are Common Areas of the Building, except that: (a) Landlord shall not be responsible for the maintenance or repair of any floor or wall coverings in the Premises or any of such systems which are located within the Premises and are supplemental or special to the Building’s standard systems; and (b) the cost of performing any of said maintenance or repairs whether to the Premises, the Building or the Project caused by the gross negligence or willful misconduct of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, shall be paid by Tenant, subject to the waivers and releases set forth in Section 16.04. Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from work done in or upon, or in connection with the use of, any adjacent or nearby building, land, street or alley.

8.02 TENANT’S MAINTENANCE - Subject to the provisions of Article Fourteen, Tenant, at its expense, shall keep and maintain the Premises and all Tenant Additions that are not Landlord’s responsibility under Section 8.01 in good order, condition and repair and in accordance with all Laws and Environmental Laws. Tenant shall not permit waste and shall promptly and adequately repair all damages to the Premises, and shall replace or repair all damaged or broken glass in the interior of the Premises, fixtures or appurtenances. Any repairs or maintenance shall be completed with materials of similar quality to the original materials, all such work to be completed under the supervision of Landlord. Any such repairs or maintenance shall be performed only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, and whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building or the Project and their respective agents and contractors performing work in or about the Building or the Project. If Tenant fails to perform any of its obligations set forth in this Section 8.02, which failure is not cured within ten (10) business days (or such longer period as may be reasonably necessary, provided Tenant commences such cure within such period and diligently pursues such cure until completion) after written notice from Landlord (provided no notice shall be required in the case of emergencies), Landlord may, in its commercially reasonable discretion, perform the same, and Tenant shall pay to Landlord any commercially reasonable costs or expenses incurred by Landlord within thirty (30) days after receipt of invoice.

ARTICLE NINE

ALTERATIONS AND IMPROVEMENTS

9.01 TENANT’S ALTERATIONS -

(a) Except for completion of TI Work undertaken by Tenant pursuant to the Work Letter, the following provisions shall apply to the completion of any Tenant Alterations:

(1)	Tenant shall not, except as provided herein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, make or cause to be made any Tenant Alterations in or to the Premises or any Property systems serving the Premises. Prior to making any Tenant Alterations, Tenant shall give Landlord ten (10) days prior written notice (or such earlier notice as would be necessary pursuant to applicable Law) to permit Landlord sufficient time to post appropriate notices of non-responsibility or to otherwise object to such Tenant Alterations, as may be provided herein. Subject to all other requirements of this Article Nine, Tenant may undertake Permitted Alterations without Landlord’s prior written consent, but Tenant shall coordinate scheduling with Landlord’s property manager to avoid any disruption of other work being performed in or about the Building or the Project. Tenant shall furnish Landlord with the names and addresses of all contractors and subcontractors and copies of all contracts. All Tenant Alterations shall be completed at such time and in such manner as Landlord may from time to time reasonably designate, and only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed, and whose work will not cause or threaten to cause material disharmony or interference with Landlord or other tenants in the Building or the Project and their respective agents and contractors performing work in or about the Building or the Project. Landlord may further condition its consent upon Tenant furnishing to Landlord and Landlord approving (which approval will not be unreasonably withheld, conditioned, or delayed) prior to the commencement of any work or delivery of materials to the Premises related to the Tenant Alterations such of the following as specified by Landlord: architectural plans and specifications, opinions from engineers reasonably acceptable to Landlord stating that the Tenant Alterations will not materially and adversely affect the Building’s systems, including, without limitation, the mechanical, heating, plumbing, security, ventilating, air-conditioning, electrical, and the fire and life safety systems in the Building, necessary permits and licenses, certificates of insurance, and such other documents in such form reasonably requested by Landlord. Upon completion of the Tenant Alterations, Tenant shall deliver to Landlord an as-built mylar and digitized (if available) set of plans and specifications for the Tenant Alterations.

(2)	Tenant shall pay the cost of all Tenant Alterations and the cost of decorating the Premises and any work to the Property or Building occasioned thereby. Upon completion of Tenant Alterations, Tenant shall furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection therewith and such other documentation reasonably requested by Landlord or Mortgagee.

(3)	Tenant agrees to complete all Tenant Alterations (i) in accordance with all Laws, Environmental Laws, all requirements of applicable insurance companies and in accordance with Landlord’s standard, commercially reasonable construction rules and regulations, and (ii) in a good and workmanlike manner with the use of good grades of materials. Tenant shall notify Landlord promptly if Tenant receives any notice of violation of any Law in connection with completion of any Tenant Alterations and shall promptly take such steps as are reasonably necessary to remedy such violation. In no event shall such supervision or right to supervise by Landlord nor shall any approvals given by Landlord under this Lease constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use or of compliance with the requirements of Section 9.01(a)(3)(i) and (ii) above or impose any liability upon Landlord in connection with the performance of such work.

(b) All Tenant Additions whether installed by Landlord or Tenant, shall without compensation or credit to Tenant, become part of the Premises and the property of Landlord at the time of their installation and shall remain in the Premises, unless pursuant to Article Twelve, Tenant may remove them or is required to remove them at Landlord’s request; provided, however, notwithstanding anything in this Article Nine or in Article Twelve to the contrary, subject to Section 6.04 with respect to removal of electronic, fiber, phone and data cabling, wiring and related equipment, Tenant shall not be required to remove any or all of the TI Work or any Tenant Alterations, unless, with respect to any Tenant Alterations, Landlord notified Tenant of any such removal requirement prior to installation of such Tenant Alterations.

9.02 LIENS - Tenant shall not permit any lien or claim of lien for any mechanic, laborer or supplier or any other lien to be filed against the Premises, the Building, the Property or any other part of the Project arising out of work performed by, or alleged to have been performed by, or at the direction of, or on behalf of, Tenant. If any such lien or claim of lien is filed, Tenant shall within twenty (20) days of receiving notice of such lien or claim (a) have such lien or claim of lien released of record or (b) deliver to Landlord a bond in form, content, amount, and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnitees against all costs and liabilities resulting from such lien or claim of lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to take any of the above actions, Landlord, in addition to its rights and remedies under Article Eleven, without investigating the validity of such lien or claim of lien, may pay or discharge the same and Tenant shall, as payment of additional Rent hereunder, reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s expenses and attorneys’ fees.

ARTICLE TEN

ASSIGNMENT AND SUBLETTING

10.01 ASSIGNMENT AND SUBLETTING -

(a) Without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant may not sublease, assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the encumbering of Tenant’s interest therein in whole or in part, by operation of law or otherwise, or permit the use or occupancy of the Premises, or any part thereof, by anyone other than Tenant. If Tenant desires to enter into any sublease of the Premises or assignment of this Lease, Tenant shall deliver written notice thereof to Landlord (“Tenant’s Notice”), together with the identity of the proposed subtenant or assignee and the proposed principal terms thereof and financial and other information sufficient for Landlord to make an informed judgment with respect to such proposed subtenant or assignee at least thirty (30) days prior to the commencement date of the term of the proposed sublease or assignment. If Tenant proposes to sublease less than all of the Rentable Area of the Premises, the space proposed to be sublet and the space retained by Tenant must each be in compliance with all Laws. Landlord shall notify Tenant in writing of its approval or disapproval of the proposed sublease or assignment or its decision to exercise its rights under Section 10.02 within twenty (20) days after receipt of Tenant’s Notice (and all required information), and Landlord’s failure to disapprove a proposed transfer in writing within such twenty (20) day period, which failure is not cured within five (5) business days after a second notice to Landlord, shall be deemed to constitute Landlord’s approval of such transfer. In no event may Tenant sublease any portion of the Premises or assign the Lease to any other tenant of the Building unless Landlord does not have space in the Building to reasonably accommodate such tenant. Tenant shall submit for Landlord’s approval (which approval shall not be unreasonably withheld, conditioned, or delayed) any advertising which Tenant or its agents intend to use with respect to the space proposed to be sublet.

(b) With respect to Landlord’s consent to an assignment or sublease, Landlord may take into consideration any factors which Landlord may deem relevant, and the reasons for which Landlord’s denial shall be deemed to be reasonable shall include, without limitation, the following: (i) the business reputation or creditworthiness of any proposed assignee or sublessee is not acceptable to Landlord, in its commercially reasonable discretion; (ii) in Landlord’s reasonable judgment the proposed assignee or sublessee would diminish the value or reputation of the Building, the Project or Landlord; (iii) any proposed assignee’s or sublessee’s use of the Premises would violate Section 7.01(a) of the Lease; (iv) the proposed assignee or sublessee is either a governmental agency, a school or similar operation other than for general office use (i.e. that would hold classes within the Premises or otherwise be open to the public), or a medical related practice other than for general office use (i.e. that would treat patients or otherwise be open to the public or involve the handling of medical waste in the Premises); (v) the proposed sublessee or assignee is a bona fide prospective tenant of Landlord in the Building or the Project as demonstrated by a written proposal dated within sixty (60) days prior to the date of Tenant’s request; or (vi) the proposed sublessee or assignee would materially increase the estimated pedestrian and vehicular traffic to and from the Premises, the Building or the Project. In no event shall Landlord be obligated to consider a consent to any proposed (i) sublease of the Premises or assignment of the Lease if a Default then exists under the Lease, or (ii) assignment of the Lease which would assign less than the entire Premises.

(c) Landlord shall not unreasonably withhold, condition, or delay its consent to a subletting or assignment under this Section 10.01. Any approved sublease or assignment shall be expressly subject to the terms and conditions of this Lease. Any such subtenant or assignee shall execute such documents as Landlord may reasonably require to evidence such subtenant or assignee’s assumption of such obligations and liabilities. Tenant shall deliver to Landlord a copy of all agreements executed by Tenant and the proposed subtenant and assignee with respect to the Premises. Landlord’s approval of a sublease or assignment shall not constitute a waiver of Landlord’s right to consent to further assignments or subleases. Furthermore, Tenant shall remain jointly and severally liable for the performance of all terms and conditions of this Lease, notwithstanding any sublease or assignment to which Landlord may have consented.

(d) Notwithstanding anything to the contrary contained in this Article Ten, Tenant shall have the right, without the prior written consent of Landlord, to sublease the Premises or any portion thereof to an Affiliate or Successor or to assign this Lease to an Affiliate or Successor, but (i) no later than ten (10) business days prior to the effective date of the assignment or sublease, the assignee or sublessee shall execute documents satisfactory to Landlord to evidence such subtenant or assignee’s assumption of the obligations and liabilities of Tenant under this Lease, except in the case of any assignment which occurs by operation of law (and without a written assignment) as a consequence of merger, consolidation or non-bankruptcy reorganization; (ii) within ten (10) days after the effective date of such assignment or sublease, give notice to Landlord which notice shall include the full name and address of the assignee or subtenant, and a copy of all agreements executed between Tenant and the assignee or subtenant with respect to the Premises; and (iii) within fifteen (15) days after Landlord’s request, such documents or information which Landlord reasonably requests for the purpose of substantiating whether or not the assignment or sublease is to an Affiliate or Successor.

10.02 INTENTIONALLY DELETED

10.03 INTENTIONALLY DELETED

10.04 TENANT LIABILITY - In the event of any sublease or assignment, whether or not with Landlord’s consent, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any liability arising from the exercise of any renewal or expansion option, except to the extent expressly permitted by Landlord. Tenant’s liability shall remain primary, and in the event of default by any subtenant, assignee or successor of Tenant in performance or observance of any of the covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said subtenant, assignee or successor. If Landlord grants consent to such sublease or assignment, Tenant shall pay all reasonable attorneys’ fees and expenses incurred by Landlord with respect to such assignment or sublease, not to exceed $2,500.00 in any one instance.

10.05 ASSUMPTION AND ATTORNMENT - If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen (15) days prior to the effective date of the assignment. If Tenant shall sublease the Premises as permitted herein, Tenant shall, at Landlord’s option, within fifteen (15) days following any request by Landlord, obtain and furnish to Landlord the written agreement of such subtenant to the effect that, in the event of a Default, the subtenant will attorn to Landlord and will pay all subrent directly to Landlord.

10.06 RECOGNITION OF SUBTENANTS - Upon Tenant’s request, Landlord shall execute and deliver to a subtenant under a Qualified Sublease (as defined below) a non-disturbance and attornment agreement, the form of which Qualified Sublease and non-disturbance and attornment agreement shall be approved by Landlord, which approval shall not be unreasonably withheld. Such non-disturbance and attornment agreement shall provide that, in the event this Lease is terminated for any reason, if no default exists under the sublease (beyond applicable notice and cure periods), then such sublease and the rights of the subtenant thereunder shall not be disturbed by Landlord but shall continue in full force and effect so long as such subtenant shall continue to observe and perform all of its obligations under such sublease and this Lease, to the extent applicable to the subleased premises. Such subtenant shall attorn to the Landlord, including the payment to Landlord of the Rent required under this Lease (on a per rentable square foot basis), even if higher than the rent payable under the sublease. Such sublease shall become a direct lease between Landlord and such subtenant and those parties will execute and deliver any further reasonable documents at such time to more fully effectuate the foregoing. For purposes of this Section 10.06, the term “Qualified Sublease” means a sublease meeting all of the following criteria: (a) the space sublet contains at least one (1) full floor of the Premises, (b) the sublease term is for all or substantially all of the then-remaining Term (including any previously exercised Renewal Terms), (c) the space sublet, as well as the balance of the space in the Premises shall each be marketable units, as reasonably determined by Landlord, and otherwise in compliance with all Laws, (d) the subtenant is obligated to attorn to Landlord in accordance with the provisions of the sublease in accordance with the terms of this 10.06 in the event of a termination of this Lease, (e) the Qualified Sublease shall provide that, except with respect to the scope of the sublet space and the rent payable on such sublet space, in the event of any conflict between the terms and conditions of the Qualified Sublease and this Lease, the terms and conditions of Lease shall control; provided, however the Qualified Sublease shall not include Tenant’s rights under this Lease with respect to Tenant’s Exclusive Use as set forth in Section 7.04, Tenant’s right to self-insure as set forth in Section 16.06, the Expansion Option as set forth in Section 26.25(a), the Reduction Option as set forth in Section 26.25(b), the Surrender Option as set forth in Section 26.28, and the Right of First Refusal as set forth in Section 26.30, and (g) the subtenant under such sublease meets Landlord’s then-current underwriting standards for new leases of comparable size and length of term. All of Landlord’s reasonable expenses (including reasonable attorneys’ fees) in reviewing and executing any such non-disturbance and attornment agreement shall be paid by Tenant or such subtenant.

ARTICLE ELEVEN

DEFAULT AND REMEDIES

11.01 EVENTS OF DEFAULT - The occurrence or existence of any one or more of the following shall constitute a “Default” by Tenant under this Lease:

(i) Tenant fails to pay any installment or other payment of Rent, including, without limitation, Rent Adjustments when due, which failure remains uncured for five (5) business days after written notice from Landlord; provided, Landlord shall not be obligated to provide more than two (2) written notices during any consecutive twelve (12) month period, and upon a third (3rd) failure to pay Rent when due during any such consecutive twelve (12) month period, such failure shall constitute a Default without any obligation of Landlord to provide written notice or any opportunity of Tenant to cure such failure;

(ii) Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease or the Work Letter and fails to cure such default within thirty (30) days after written notice thereof to Tenant; provided, however Tenant shall have such longer period as may be necessary to cure such default, not to exceed one hundred eighty (180) days from the date of written notice thereof to Tenant, provided Tenant commences to cure such default within such initial thirty (30) day period and thereafter diligently pursues such cure to completion;

(iii) the interest of Tenant in this Lease is levied upon under execution or other legal process;

(iv) INTENTIONALLY DELETED;

(v) a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Code, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, which in the case of an involuntary action is not discharged within ninety (90) days;

(vi) Tenant is declared insolvent by law or any assignment of Tenant’s property is made for the benefit of creditors;

(vii) a receiver is appointed for Tenant or Tenant’s property, which appointment is not discharged within ninety (90) days;

(viii) any action is taken by or against Tenant to reorganize or modify Tenant’s capital structure in a materially adverse way which in the case of an involuntary action is not discharged within ninety (90) days;

(ix) upon the dissolution of Tenant; or

(x) INTENTIONALLY DELETED.

11.02 LANDLORD’S REMEDIES -

(a) If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct and cumulative, and which shall be in addition to all other remedies available under applicable law: (i) Landlord may terminate this Lease by giving Tenant notice of Landlord’s election to do so, in which event, the Term of this Lease shall end and all of Tenant’s rights and interests shall expire on the date stated in such notice; (ii) Landlord may terminate Tenant’s right of possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant’s right of possession shall end on the date specified in such notice; or (iii) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of the Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy; provided, in no event shall Landlord be entitled to accelerate any Rent or other sums due hereunder.

(b) In the event that Landlord terminates the Lease, Landlord shall be entitled to recover as damages all Landlord’s reasonable expenses of reletting, including without limitation, repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions (collectively, the “Reletting Expenses”).

(c) In the event Landlord proceeds pursuant to subparagraph (a)(ii) above, to the extent required by law, Landlord shall use reasonable efforts to relet the Premises, or any part thereof for the account of Tenant, for such rent and term and upon such terms and conditions as are reasonably acceptable to Landlord. For purposes of such reletting, Landlord is authorized to decorate, repair, alter and improve the Premises to the extent reasonably necessary or desirable. If the Premises are relet and the consideration realized therefrom after payment of all Landlord’s Reletting Expenses, is insufficient to satisfy the payment when due of Rent reserved under this Lease for any monthly period, then Tenant shall pay Landlord upon demand any such deficiency monthly. If such consideration is greater than the amount necessary to pay the full amount of the Rent, the full amount of such excess shall be retained by Landlord and shall in no event be payable to Tenant. Tenant agrees that upon its Default, Landlord may file suit to recover any sums due to Landlord hereunder from time to time, in which event such suit or recovery of any amount due Landlord hereunder shall not be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

(d) In the event a Default occurs, Landlord may, at Landlord’s option, enter into the Premises by any lawful means, and remove Tenant’s property, fixtures, furnishings, signs and other evidences of tenancy, and take and hold such property; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant’s obligation to pay the Rent reserved hereunder for the full Term or from any other obligation of Tenant under this Lease. Any and all property which may be removed from the Premises by Landlord pursuant to the authority of the Lease or law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in the Landlord’s possession or under the Landlord’s control. Any such property of Tenant not retaken from storage by Tenant within thirty (30) days after the Termination Date, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as a bill of sale without further payment or credit by Landlord to Tenant.

11.03 INTENTIONALLY DELETED

11.04 BANKRUPTCY - The following provisions shall apply in the event of the bankruptcy or insolvency of Tenant:

(a) In connection with any proceeding under Chapter 7 of the Bankruptcy Code where the trustee of Tenant elects to assume this Lease for the purposes of assigning it, such election or assignment, may only be made upon compliance with the provisions of (b) and (c) below, which conditions Landlord and Tenant acknowledge to be commercially reasonable. In the event the trustee elects to reject this Lease then Landlord shall immediately be entitled to possession of the Premises without further obligation to Tenant or the trustee.

(b) Any election to assume this Lease under Chapter 11 or 13 of the Bankruptcy Code by Tenant as debtor-in-possession or by Tenant’s trustee (the “Electing Party”) must provide for:

The Electing Party to cure or provide to Landlord adequate assurance that it will cure all monetary defaults under this Lease within fifteen (15) days from the date of assumption and it will cure all nonmonetary defaults under this Lease within thirty (30) days from the date of assumption. Landlord and Tenant acknowledge such condition to be commercially reasonable.

(c) If the Electing Party has assumed this Lease or elects to assign Tenant’s interest under this Lease to any other person, such interest may be assigned only if the intended assignee has provided adequate assurance of future performance (as herein defined), of all of the obligations imposed on Tenant under this Lease.

For the purposes hereof, “adequate assurance of future performance” means that Landlord has ascertained that each of the following conditions has been satisfied:

(i)	The assignee has submitted a current financial statement, certified by its chief financial officer, which shows a net worth and working capital in amounts sufficient to assure the future performance by the assignee of Tenant’s obligations under this Lease; and

(ii)	Landlord has obtained consents or waivers from any third parties which may be required under a lease, mortgage, financing arrangement, or other agreement by which Landlord is bound, to enable Landlord to permit such assignment. Landlord and Tenant acknowledge such condition to be commercially reasonable.

(d) Landlord’s acceptance of rent or any other payment from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived, or waive, the requirement of Landlord’s consent, Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent, or Landlord’s claim for any amount of Rent due from Tenant.

11.05 LANDLORD DEFAULT -

(a) In the event that Landlord defaults under its obligations under this Lease, Tenant shall promptly notify Landlord in writing of such default and Landlord shall have thirty (30) days within which to cure such default (or if such default is not capable of being cured within such time, Landlord shall have such longer period as may be reasonably necessary to cure such default, not to exceed one hundred eighty (180) days from the date of Tenant’s notice, provided Landlord commences to cure such default within such initial thirty (30) day period and thereafter diligently pursues such cure to completion), provided however that if Tenant reasonably believes that the failure to cure such default could reasonably result in significant personal injury or death, or damage to property in an amount in excess of $25,000.00 (in each case, an “Emergency Default”), Tenant may elect to cure such Emergency Default prior to such notice provided that Tenant shall provide Landlord such notice as is reasonable under the circumstances. In the event that Tenant elects to cure an Emergency Default, Landlord shall reimburse Tenant for all reasonable, out-of-pocket expenses incurred by Tenant in connection with such cure within thirty (30) days after demand by Tenant along with reasonable evidence Tenant has paid such out-of-pocket expenses. In the event that Landlord does not cure a non-Emergency Default within such thirty (30) day period or does not diligently proceed to cure such non-Emergency Default if such default is not capable of being cured within such thirty (30) day period, Tenant shall have the right, after notifying Landlord of such election, to cure such non-Emergency Default on Landlord’s behalf and Landlord shall reimburse Tenant for all reasonable, out-of-pocket expenses incurred by Tenant in connection with such cure within thirty (30) days after demand by Tenant along with reasonable evidence Tenant has paid such out-of-pocket expenses. If Landlord shall fail to pay any such expenses within any such thirty (30) day period, such expenses shall bear interest at the Default Rate from five (5) business days after the date due through the date on which such amount is paid to Tenant by Landlord. If Landlord fails to pay any such expenses and accrued interest within ten (10) business days following a second written notice to Landlord following the initial thirty (30) day period, Tenant shall have the right to deduct such amounts, including accrued interest at the Default Rate, as an offset from Rent then due or thereafter coming due under this Lease; provided, however, the monthly amount of such offset shall not exceed the greater of (i) thirty percent (30%) of the monthly Rent payable by Tenant hereunder, and (ii) an amount of the monthly Rent payable hereunder that is necessary to fully amortize, on a straight line basis, the amounts owed by Landlord to Tenant hereunder over the remaining term of the Lease (not including any then-exercised Renewal Terms), together with interest at the Default Rate. In the event that Tenant exercises its self-help rights under this Section 11.05(a), and if Landlord provides written notice to Tenant that Landlord reasonably disputes whether Tenant was in fact entitled to exercise its self-help rights under this Section 11.05(a), then following a period of ten (10) business days after Tenant’s receipt of such notice during which Landlord and Tenant shall attempt in good faith to resolve their differences, any unresolved dispute shall be referred to binding arbitration in accordance with the procedures set forth in paragraph 7 of the Work Letter, provided that in the event of non-Emergency Default, Tenant shall refrain from proceeding to cure such non-Emergency Default from the time Tenant receives Landlord’s notice that Landlord reasonably disputes whether Tenant was in fact entitled to exercise its self-help rights under this Section 11.05(a) until such dispute is either resolved by the parties or by binding arbitration pursuant to this Section 11.05(a).

(b) If Landlord shall fail to make any payment, as and when due, of any installment of the Tenant Improvement Allowance or Additional Tenant Improvement Allowance, in accordance with the terms of the Work Letter (such unpaid amounts being collectively referred to herein as the “Overdue Allowance”) then, if such Overdue Allowance remains unpaid after the expiration of thirty (30) days following notice in writing to Landlord thereof, Tenant shall have the right to set off against any Rent due under this Lease the amount of any Overdue Allowance, plus interest at the Default Rate, from the date such Overdue Allowance was originally due through the date on which such amount is either paid to Tenant by Landlord or credited against Rent.

ARTICLE TWELVE

SURRENDER OF PREMISES

12.01 IN GENERAL - Upon the Termination Date, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition, ordinary wear and tear, casualty damage, and damage caused by Landlord excepted. Tenant shall deliver to Landlord all keys to the Premises. Tenant shall be entitled to remove from the Premises all movable personal property of Tenant and Tenant’s trade fixtures. Tenant shall also remove such other Tenant Additions as required by Landlord, including any Tenant Additions containing Hazardous Materials; provided, however, notwithstanding anything in this Article Nine or Article Twelve to the contrary, Tenant shall not be required to remove any or all of the TI Work or any Tenant Alterations, unless, with respect to any Tenant Alterations, Landlord notified Tenant of any such removal requirement prior to installation of such Tenant Alterations. Tenant immediately shall repair all damage resulting from removal of any of Tenant’s property, furnishings or Tenant Additions, shall close all floor, ceiling and roof openings and shall restore the Premises to a tenantable condition as reasonably determined by Landlord. In the event possession of the Premises is not delivered to Landlord when required hereunder, or if Tenant shall fail to remove those items described above, Landlord may, (but shall not be obligated to), at Tenant’s expense, remove any of such property and store, sell or otherwise deal with such property as provided in Section 11.02(d) without any liability to Landlord and undertake, at Tenant’s expense, such restoration work as Landlord deems necessary or advisable.

12.02 LANDLORD’S RIGHTS - All property which may be removed from the Premises by Landlord shall be conclusively presumed to have been abandoned by Tenant and Landlord may deal with such property as provided in Section 11.02(d). Tenant shall also reimburse Landlord for all costs and expenses incurred by Landlord in removing any Tenant Additions that Tenant was required to but did not remove and in restoring the Premises to the condition required by this Lease at the Termination Date.

ARTICLE THIRTEEN

HOLDING OVER

(a) Subject to subparagraph (b) below, Tenant shall pay Landlord one hundred twenty-five percent (125%) of the monthly Rent payable for the month immediately preceding the holding over (including increases for Rent Adjustments which Landlord may reasonably estimate) for each month or portion thereof that Tenant holds over, or otherwise retains possession of the Premises, or any portion thereof, after the Expiration Date (without reduction for any partial month that Tenant retains possession), provided that such percentage shall be increased to one hundred fifty percent (150%) commencing six (6) months after the Expiration Date. The provisions of this Article shall not constitute a waiver by Landlord of any re-entry rights of Landlord and Tenant’s continued occupancy of the Premises, except pursuant to subparagraph (b) below, shall be as a tenancy in sufferance. If Tenant holds over for a period of more than sixty (60) days beyond the period, if any, elected by Tenant in accordance with subparagraph (b) below, Tenant shall also pay to Landlord all actual (but not consequential, indirect, special, or punitive) damages sustained by Landlord by reason of such holding over in excess of sixty (60) days; provided, however, Landlord’s right to increased rentals and re-entry as provided in this paragraph shall constitute Landlord’s sole and exclusive remedies in the event of a holdover by Tenant that does not exceed sixty (60) days.

(b) Notwithstanding anything in this Article Thirteen or elsewhere in this Lease to the contrary, upon one hundred eighty (180) days’ prior written notice, Tenant may elect on a one-time basis to extend the Expiration Date for one period of up to sixty (60) days on the terms and conditions of the Lease (including Monthly Base Rent) in effect at the time of Tenant’s notice.

ARTICLE FOURTEEN

DAMAGE BY FIRE OR OTHER CASUALTY

14.01 SUBSTANTIAL UNTENANTABILITY -

(a) If any fire or other casualty (whether insured or uninsured) renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, within sixty (60) days after the occurrence of such damage, estimate the length of time that will be required to Substantially Complete the repair and restoration (the “Estimated Restoration Period”) and shall by notice within such sixty (60) day period advise Tenant of such estimate (“Landlord’s Notice”). If Landlord estimates that the Estimated Restoration Period will exceed one hundred eighty (180) days from the date such damage occurred, and if all or a substantial portion of the Premises is rendered untenantable, Tenant shall have the right to terminate this Lease upon giving written notice to Landlord at any time within twenty (20) days after delivery of Landlord’s Notice. In addition, if Landlord estimates that the Estimated Restoration Period will exceed three hundred sixty-five (365) days from the date such damage occurred, Landlord shall have the right to terminate this Lease as of the date of such damage upon giving written notice to Tenant at any time within twenty (20) days after delivery of Landlord’s notice, subject to Landlord’s covenants in subparagraph (e) below; provided that if Landlord so chooses, Landlord’s Notice may also constitute its notice of termination, and further provided that if Landlord elects to terminate this Lease pursuant to this sentence, Landlord shall be required to terminate the leases of any other tenants in the Building to the extent that Landlord has the discretion to terminate such leases pursuant to a similar casualty provision. In the event of a termination by either Landlord or Tenant pursuant to this paragraph, the effective date of such termination shall be the earliest of the date that is ninety (90) days following the delivery of the applicable termination notice, the date Tenant vacates the Premises, and the Expiration Date.

(b) Unless this Lease is terminated as provided in the preceding subparagraph, Landlord shall proceed with reasonable promptness to repair and restore any and all damaged portions of the Premises, Building, and Common Areas serving the Building, to its condition as existed prior to such casualty (a “Restoration”), subject to reasonable delays for insurance adjustments and Force Majeure delays, and also subject to zoning laws and building codes then in effect. Except as expressly provided in Section 14.04 below, Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the time period estimated by Landlord so long as Landlord shall proceed with reasonable diligence to complete such repairs and restoration.

(c) Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damages to the Premises, except for those proceeds of Tenant’s insurance of its own personal property and equipment which would be removable by Tenant at the Termination Date. All such insurance proceeds shall be payable to Landlord whether or not the Premises are to be repaired and restored.

(d) Notwithstanding anything to the contrary herein set forth, Tenant shall not have the right to terminate this Lease pursuant to this Article if any damage or destruction was caused by the gross negligence, recklessness, or willful misconduct of Tenant, its agents or employees.

(e) Notwithstanding anything to the contrary herein set forth, if Landlord is obligated to perform a Restoration and Landlord’s insurance proceeds (excluding any deficiency caused by the amount of any policy deductible or Landlord’s failure to carry the insurance expressly required under this Lease) are not sufficient to repair all of the damage and fully perform such Restoration, or if a Mortgagee does not allow Landlord to use sufficient proceeds to repair all of the damage and fully perform the Restoration, then unless Landlord elects, in its sole and absolute discretion and without obligation, to pay any additional amounts necessary to complete the Restoration, either Landlord or Tenant may, by notifying the other within ninety (90) days after the occurrence of such damage, terminate this Lease (which termination shall be effective as of the earliest of the date that is ninety (90) days following the delivery of the termination notice, the date Tenant vacates the Premises, and the Expiration Date); provided, however, Landlord’s termination right described in this subparagraph (e) shall not apply if the above-described proceeds (or the amount of insurance proceeds that the Mortgagee(s) allows Landlord to use for Restoration), plus the amount of any policy deductible, are insufficient in an amount less than $500,000.00.

(f) If this Lease is terminated by Landlord pursuant to either subparagraph (a) or subparagraph (e) of this Section 14.01, Landlord covenants not to rebuild (or commence to rebuild, which shall mean the earlier to occur of (i) Landlord’s receipt of all necessary permits and approvals to commence construction, and (ii) the filing of a notice of commencement in the Public Records of Hillsborough County, Florida) the Building or a similar building (defined to mean a building containing at least 150,000 rentable square feet of Class A office space) in the same or substantially the same location within three hundred sixty-five (365) days after the fire or casualty event, unless Landlord provides Tenant a right of first refusal (to be exercised within twenty (20) business days after notice from Landlord) to enter into a new lease for space in the new building on terms materially the same as the executory provisions of this Lease at the time it was terminated; provided, however, this covenant not to rebuild within three hundred sixty-five (365) days is personal to Landlord and Landlord’s Affiliates (as defined below) and shall not run with the Land. The term “Landlord’s Affiliates” shall mean any entity controlling, controlled by, or under common control with Landlord, or any person or entity owning greater than five percent (5%) of the voting securities of Landlord. Landlord’s covenants in this subparagraph (e) shall survive the termination of this Lease; provided, following termination of the Lease, these covenants shall terminate automatically upon the sale of the Building (separately or as part of the Project) to any party other than a Landlord’s Affiliate or upon a sale of the ownership interests of the entity that owns the Building to any party other than a Landlord’s Affiliate. Notwithstanding the foregoing, Landlord’s covenants in this subparagraph (f) shall only apply if the Premises contain at least 75,000 square feet of rentable area at the time of termination described in the first sentence of this subparagraph (f).

(g) Any repair or restoration of the Premises of any Tenant Alterations performed by Tenant shall be in accordance with the provisions of Article Nine hereof.

14.02 INSUBSTANTIAL UNTENANTABILITY - If the Premises or the Building is damaged by a casualty but neither is rendered substantially untenantable and Landlord estimates that the time to Substantially Complete the repair or restoration will not exceed one hundred eighty (180) days from the date such damage occurred, then Landlord shall proceed to repair and restore the Building or the Premises, other than Tenant Alterations, with reasonable promptness, unless such damage is to the Premises and occurs during the last six (6) months of the Term (including any Renewal Periods exercised in accordance with Section 26.27), in which event either Tenant or Landlord shall have the right to terminate this Lease as of the date of such casualty by giving written notice thereof to the other within twenty (20) days after the date of such casualty. Notwithstanding the aforesaid, Landlord’s obligation to repair shall be limited in accordance with the provisions of Section 14.01(d)(i) above.

14.03 RENT ABATEMENT - Except for the gross negligence, recklessness, or willful misconduct of Tenant, its agents or employees, if all or any part of the Premises are rendered untenantable by fire or other casualty and this Lease is not terminated, Monthly Base Rent and Rent Adjustments shall abate for that part of the Premises which is untenantable on a per diem basis from the date of the casualty until Landlord has Substantially Completed the Restoration in the Premises which it is required to perform, provided, that as a result of such casualty, Tenant does not occupy the portion of the Premises which is untenantable during such period.

14.04 RESTORATION DELAYS - Notwithstanding anything in this Article Fourteen or elsewhere in the Lease to the contrary, if Landlord has not Substantially Completed a Restoration pursuant to Section 14.01 or 14.02 on or before the thirtieth (30th) day after the last day of the Estimated Restoration Period, which date is subject to extension for delays caused by Tenant (“Tenant Delay”) or Force Majeure (the “Restoration Delivery Date”), Tenant shall receive a credit against the next accruing payments of Monthly Base Rent due hereunder in an amount equal to one day of Base Rent for each one day after the Restoration Delivery Date until Landlord has Substantially Completed the Restoration. If Landlord has not Substantially Completed the Restoration on or before the one hundred twentieth (120th) day after the last day of the Estimated Restoration Period, which date is subject to extension for delays caused by Tenant Delay or Force Majeure (the “Outside Restoration Delivery Date”), Tenant may thereafter, but prior to the Restoration being Substantially Completed, give written notice within ten (10) business days after the Outside Restoration Delivery Date to Landlord of Tenant’s desire to terminate this Lease. If Landlord has not Substantially Completed the Restoration within ten (10) business days after Landlord’s receipt of such notice, Tenant shall have the right to terminate this Lease at any time thereafter, but prior to the Restoration being Substantially Completed.

ARTICLE FIFTEEN

EMINENT DOMAIN

15.01 TAKING OF WHOLE OR SUBSTANTIAL PART - In the event the whole or any substantial part of the Building or of the Premises is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation) and is thereby rendered untenantable, this Lease shall terminate as of the date title vests in such authority, and Monthly Base Rent and Rent Adjustments shall be apportioned as of the Termination Date. Notwithstanding anything to the contrary herein set forth, in the event the taking is temporary (for less than the remaining term of the Lease), Landlord may elect either (i) to terminate this Lease or (ii) permit Tenant to receive that portion of the award that pertains to Tenant’s leasehold interest, in which case Tenant shall continue to pay Rent and this Lease shall not terminate.

15.02 TAKING OF PART - In the event the whole or any substantial part of the Building or the Premises is taken or condemned by any competent authority (or a deed is delivered in lieu of condemnation) and this Lease is not terminated, the Lease shall be amended to reduce or increase, as the case may be, the Monthly Base Rent and Tenant’s Share to reflect the Rentable Area of the Premises or Building, as the case may be, remaining after any such taking or condemnation. Landlord, upon receipt and to the extent of the award in condemnation (or proceeds of sale) shall make necessary repairs and restorations to the Premises (exclusive of Tenant Alterations) and to the Building to the extent necessary to constitute the portion of the Building not so taken or condemned as a complete architectural and economically efficient unit. Notwithstanding the foregoing, if as a result of any taking, or a governmental order that the grade of any street or alley adjacent to the Building is to be changed and such taking or change of grade makes it necessary or desirable to substantially remodel or restore the Building or, in the Landlord’s sole discretion, prevents the economical operation of the Building, Landlord shall have the right to terminate this Lease upon ninety (90) days prior written notice to Tenant.

15.03 COMPENSATION - Landlord shall be entitled to receive the entire award (or sale proceeds) from any such taking, condemnation or sale without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award; provided, however, Tenant shall have the right separately to pursue against the condemning authority a separate award in respect of the loss, if any, to Tenant Additions paid for by Tenant without any credit or allowance from Landlord, and for moving costs and other business losses and damages, so long as there is no diminution of Landlord’s award as a result.

ARTICLE SIXTEEN

INSURANCE

16.01 TENANT’S INSURANCE - Tenant, at Tenant’s expense, agrees to maintain in force, with a company or companies reasonably acceptable to Landlord, during the Term: (a) Commercial General Liability Insurance on a primary basis and without any right of contribution from any insurance carried by Landlord covering the Premises on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability covering the indemnification provisions in this Lease. Such insurance shall be for such limits that are reasonably required by Landlord from time to time but not less than a combined single limit of Five Million and No/100 Dollars ($5,000,000.00); (b) Workers’ Compensation in statutory required amounts and Employers’ Liability Insurance for an amount of not less than One Million and No/100 Dollars ($1,000,000.00), both in accordance with the laws of the State of Florida; (c) “All Risks” property insurance in an amount adequate to cover the full replacement cost of all equipment, installations, fixtures and contents of the Premises in the event of loss and any such policy shall contain a provision requiring the insurance carriers to waive their rights of subrogation against Landlord; (d) In the event a motor vehicle is to be used by Tenant in connection with its business operation from the Premises, Comprehensive Automobile Liability Insurance coverage with limits of not less than Three Million and No/100 Dollars ($3,000,000.00) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned, non-owned or hired motor vehicles; and (e) such other insurance or coverages reasonably required by Landlord, provided such insurance or coverages are (i) customarily required by other landlords of Class A buildings in the Westshore Business District comparable to the Building and (ii) commercially available and customarily carried by companies similar to Tenant in terms of size, industry, and creditworthiness.

16.02 FORM OF POLICIES - Each policy referred to in 16.01 shall satisfy the following requirements. Each policy shall (i) name Landlord and Landlord’s manager and the Indemnitees as additional insureds (except Workers’ Compensation and Employers’ Liability Insurance), (ii) be issued by one or more responsible insurance companies licensed to do business in the State of Florida, and reasonably satisfactory to Landlord, (iii) where applicable, provide for commercially reasonable deductible amounts and not permit co-insurance, (iv) shall provide that such insurance may not be canceled or amended without thirty (30) days’ prior written notice to the Landlord, and (v) shall provide that the policy shall not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any other party for Josses covered by such policies. Tenant shall deliver to Landlord certificates of insurance, and at Landlord’s request, copies of all policies and renewals thereof to be maintained by Tenant hereunder, not less than ten (10) days prior to the Commencement Date and not less than ten (10) days prior to the expiration date of each policy.

16.03 LANDLORD’S INSURANCE - Landlord agrees to purchase and keep in full force and effect during the Term hereof, including any extensions or renewals thereof, insurance under policies issued by insurers of recognized responsibility, qualified to do business in the State of Florida on the Building in amounts not less than one hundred percent (100%) of the then full replacement cost (without depreciation) of the Building (above foundations) against fire and such other risks as may be included in standard forms of all risk coverage insurance reasonably available from time to time, including loss of rent insurance covering a period not less than twelve (12) months (“Loss Rental Insurance”). Landlord agrees to maintain in force during the Term, Commercial General Liability

Insurance covering the Building on an occurrence basis against all claims for personal injury, bodily injury, death and property damage. Such insurance shall be for a combined single limit of Five Million and No/100 Dollars ($5,000,000.00). Neither Landlord’s obligation to carry such insurance nor the carrying of such insurance shall be deemed to be an indemnity by Landlord with respect to any claim, liability, loss, cost or expense due, in whole or in part, to Tenant’s negligent acts or omissions or willful misconduct.

16.04 WAIVER OF SUBROGATION -

(a) Landlord agrees that, if obtainable at no, or minimal, additional cost, it will include in its “All Risks” policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies.

(b) Tenant agrees to include, if obtainable at no, or minimal, additional cost, in its “All Risks” insurance policy or policies on its furniture, furnishings, fixtures and other property removable by Tenant under the provisions of this Lease appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord and/or any tenant of space in the Building or the Project with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. If Tenant is unable to obtain in such policy or policies either of the clauses described in the preceding sentence, Tenant shall, if legally possible and without necessitating a change in insurance carriers, have Landlord named in such policy or policies as an additional insured. If Landlord shall be named as an additional insured in accordance with the foregoing, Landlord agrees to endorse promptly to the order of Tenant, without recourse, any check, draft, or order for the payment of money representing the proceeds of any such policy or representing any other payment growing out of or connected with said policies, and Landlord does hereby irrevocably waive any and all rights in and to such proceeds and payments.

(c) Landlord hereby waives and releases any and all right of recovery and claims of any kind which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Building and the fixtures, appurtenances and equipment therein, to the extent the same is covered or coverable by Landlord’s insurance required under this Lease, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Tenant hereby waives and releases any and all right of recovery and claims of any kind which it might otherwise have against Landlord, its servants, and employees and against every other tenant in the Building or the Project who shall have executed a similar waiver in favor of Tenant as set forth in this Section 16.04 (c) for loss or damage to Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent that same is covered or coverable by Tenant’s insurance required under this Lease, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

(d) Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to subparagraphs (a) and (b) above cannot be obtained on the terms hereinbefore provided and thereafter to furnish the other with a certificate of insurance or copy of such policies showing the naming of the other as an additional insured, as aforesaid. Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy which would affect such clauses or naming. All such policies which name both Landlord and Tenant as additional insureds shall, to the extent obtainable, contain agreements by the insurers to the effect that no act or omission of any additional insured will invalidate the policy as to the other additional insureds.

16.05 NOTICE OF CASUALTY - Tenant shall give Landlord notice in case of a fire, accident or any other casualty or insured event in the Premises promptly after Tenant is aware of such event.

16.06 TENANT’S RIGHT TO SELF-INSURANCE - Subject to the prior reasonable approval of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, Tenant shall have the right to self-insure for the Commercial General Liability Insurance, Employers’ Liability Insurance, “All Risks” property insurance and Comprehensive Automobile Liability Insurance described in Sections 16.01(a), 16.01(b), 16.01(c) and 16.01(d), respectively, for which insurance is required to be carried throughout the term of this Lease, subject to the following:

(a) “Self-insurance” shall mean that the Tenant is itself acting as though Tenant were the insurance company providing the insurance required under the provisions hereof and the Tenant shall pay any amounts due in lieu of insurance proceeds which would have been payable if such insurance policies had been carried, which amounts shall be treated as insurance proceeds for all purposes under this Lease.

(b) All amounts which Tenant pays or is required to pay and all loss or damage resulting from risks for which the Tenant has elected to self-insure shall be subject, to the waiver of subrogation provision in Section 16.04 hereof and shall not limit the Tenant’s indemnification obligations set forth in this Lease.

(c) In the event that the Tenant elects to self-insure and an event or claim occurs for which a defense and/or coverage would have been available from the insurance company had insurance been purchased, Tenant shall (i) undertake the defense of any such claim, including a defense of Landlord, at its sole cost and expense, with counsel reasonably acceptable to Landlord, and (ii) use its own funds to pay any claim or replace any equipment or other physical property or otherwise provide the funding which would have been available from insurance proceeds but for such election by the Tenant to self-insure.

(d) During any period which Tenant has elected to self-insure, Tenant agrees, except to the extent arising or resulting from the gross negligence or wrongful conduct of any Indemnitee, to indemnify, protect, defend and hold the Indemnitees harmless from and against any and all actions, claims, demands, costs and expenses, including reasonable attorney’s fees and expenses for the defense thereof, arising from Tenant’s operation, use, occupancy, or care, custody or control of the Premises, from the conduct of Tenant’s business on the Premises, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or from any negligence or willful misconduct of Tenant, its agents, contractors, servants, employees, customers or invitees, in or about the Premises.

(e) Tenant’s right to self-insure shall be conditioned on Tenant having a Tangible Net Worth of at least $200,000,000.00, as evidenced by Tenant’s most recent financial statement certified by a certified public accountant to be true and correct, which shall be less than one (1) year old and submitted to Landlord along with Tenant’s request for approval to self-insure and within sixty (60) days after the end of each Tenant’s fiscal year for so long as Tenant’s continues to self-insure. If at any time during which Tenant has self-insured the Tangible Net Worth of Tenant is less than $200,000,000.00, Tenant’s right to self-insure shall automatically terminate and Tenant shall be require to comply all insurance requirements set forth in Sections 16.01. “Tangible Net Worth” means the excess of total assets over total liabilities, in each, case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises.

(f) If Tenant subleases, assigns or otherwise transfers or permits the transfer of this Lease, regardless of whether such transfer permitted is pursuant to Section 10.01(d) of this Lease, Tenant’s rights to self-insure as set forth in this Section 16.06 shall not be transferable or assignable to an assignee or subtenant and Tenant’s rights to self-insure shall automatically terminate; provided, however, if Tenant assigns all of this Lease pursuant to Section 10.01(d) and the Affiliate or Successor that is the successor to Tenant satisfies the requirements of this Section 16.06, such Affiliate or Successor to shall have the right to elect to self-insure on the terms and conditions set forth in this Section 16.06.

ARTICLE SEVENTEEN

WAIVER OF CLAIMS AND INDEMNITY

17.1 WAIVER OF CLAIMS - To the extent permitted by Law, Landlord and Tenant each hereby waives the right to seek from the other any consequential, indirect, special, and/or punitive damages, compensation or claims for inconvenience, and/or loss of business, rents, or profits, whether or not caused by the willful or wrongful act of the other party or its Indemnitees.

17.2	INTENTIONALLY DELETED

ARTICLE EIGHTEEN

RULES AND REGULATIONS

18.1 RULES - Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the rules and regulations listed on Exhibit E attached hereto and with all reasonable modifications and additions thereto which Landlord may make from time to time and of which Tenant has received at least ten (10) business days’ notice.

18.2 ENFORCEMENT - Nothing in this Lease shall be construed to impose upon the Landlord any duty or obligation to enforce the rules and regulations as set forth on Exhibit E or as hereafter adopted, or the terms, covenants or conditions of any other lease as against any other tenant, and the Landlord shall not be liable to the Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees. Landlord shall use reasonable efforts to enforce the rules and regulations of the Building in a uniform and non-discriminatory manner. Tenant shall pay to Landlord all damages caused by Tenant’s failure to comply with the provisions of this Article Eighteen and shall also pay to Landlord as additional Rent an amount equal to any increase in insurance premiums caused by such failure to comply.

ARTICLE NINETEEN

LANDLORD’S RESERVED RIGHTS

Landlord shall have the following rights exercisable without notice to Tenant and without liability to Tenant for damage or injury to persons, property or business and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for offset or abatement of Rent, except as otherwise expressly set forth in this Lease (including, without limitation, Section 6.05); (1) to change the Building’s or the Project’s name or street address upon thirty (30) days’ prior written notice to Tenant; (2) subject to Tenant’s exclusive exterior and other signage rights in Section 26.22, to install, affix and maintain any signs now or hereafter existing on the exterior and/or interior of the Building or any other building in the Project; (3) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (4) upon reasonable notice to Tenant, to display the Premises to prospective purchasers at reasonable hours at any time during the Term and to prospective tenants at reasonable hours during the last ten (10) months of the Term; (5) to grant to any party the exclusive right to conduct any business or render any service in or to the Building or the Project, provided such exclusive right shall not operate to prohibit Tenant from, or materially interfere with Tenant, using the Premises for the purpose permitted hereunder; (6) to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, washrooms or public portions of the Building or the Project, and to close entrances, doors, corridors, elevators or other facilities, provided that such action shall not materially and adversely interfere with Tenant’s use of or access to the Premises or the Building; (7) to have access for Landlord and other tenants of the Building or the Project to any mail chutes and boxes located in or on the Premises as required by any applicable rules of the United States Post Office; and (8) to close the Building, the Project or any portion thereof after Standard Operating Hours, except that Tenant and its employees and invitees shall be entitled to admission at all times, under such regulations as Landlord prescribes for security purposes.

ARTICLE TWENTY

ESTOPPEL CERTIFICATE

20.01 IN GENERAL - Within fifteen (15) business days after request therefor by Landlord, Mortgagee or any prospective mortgagee or owner, Tenant agrees as directed in such request to execute an Estoppel Certificate in recordable form, binding upon Tenant, certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in the possession of the Premises if that is the case; (iv) that Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in detail; (v) that Tenant has no off-sets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any off-sets or defenses, a full and complete explanation thereof); (vi) that the Premises have been completed in accordance with the terms and provisions hereof or the Work Letter, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto; (vii) that if an assignment of rents or leases has been served upon the Tenant by a Mortgagee, Tenant will acknowledge receipt thereof and agree to be bound by the provisions thereof; (viii) that Tenant will give to the Mortgagee copies of all notices required or permitted to be given by Tenant to Landlord; and (ix) any other factual information reasonably requested that is not readily ascertainable by reviewing the Lease.

20.02 LANDLORD ESTOPPEL -Landlord, from time to time at the request of Tenant, shall execute within fifteen (15) business days of Tenant’s request a certificate certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) if true, that there is no Default under this Lease and (iv) any other factual information reasonably requested that is not readily ascertainable by reviewing the Lease.

20.03 ENFORCEMENT - In the event that a party fails to deliver an Estoppel Certificate under this Article Twenty, which failure continues for five (5) business days after the other party’s delivery of a second request, the requesting party may impose a penalty equal to Two Hundred Fifty and No/100 Dollars ($250.00) for each day that the failing party fails to deliver an Estoppel Certificate.

ARTICLE TWENTY-ONE

RELOCATION OF TENANT

INTENTIONALLY DELETED.

ARTICLE TWENTY-TWO

REAL ESTATE BROKERS

Tenant represents that, except for Taylor & Mathis of Florida, LLC and Jones Lang LaSalle/The Staubach Company, Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant hereby agrees to indemnify, protect, defend and hold Landlord and the Indemnitees, harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord shall be responsible for the payment of all commissions to the broker, if any, specified in this Article.

ARTICLE TWENTY-THREE

MORTGAGEE PROTECTION

23.01 SUBORDINATION AND ATTORNMENT - Subject to the conditions of this paragraph below, this Lease is and shall be expressly subject and subordinate at all times to (i) any ground or underlying lease of the Real Property, now or hereafter existing, and all amendments, extensions, renewals and modifications to any such lease, and (ii) the lien of any mortgage or trust deed now or hereafter encumbering fee title to the Real Property and/or the leasehold estate under any such lease, and all amendments, extensions, renewals, replacements and modifications of such mortgage or trust deed and/or the obligation secured thereby, unless such ground lease or ground lessor, or mortgage, trust deed or Mortgagee, expressly provides or elects that the Lease shall be superior to such lease, mortgage or trust deed. If any such mortgage or trust deed is foreclosed (including any sale of the Real Property pursuant to a power of sale), or if any such lease is terminated, upon request of the Mortgagee or ground lessor, as the case may be, Tenant shall attorn to the purchaser at the foreclosure sale or to the ground lessor under such lease, as the case may be, provided, however, that such purchaser or ground lessor shall not be (i) bound by any payment of Rent for more than one month in advance except payments in the nature of security for the performance by Tenant of its obligations under this Lease; (ii) subject to any offset, defense or damages arising out of a default of any obligations of any preceding Landlord, except to the extent that any such offset, defense or damages relates to a default of a continuing nature and of which Mortgagee or ground lessor has been given notice and an opportunity to cure as provided herein; (iii) bound by any amendment or modification of this Lease made without the written consent of the Mortgagee or ground lessor (provided, Mortgagee’s consent shall not be required for any amendment or modification (a) arising out of the exercise of any of Tenant’s expansion, right of first refusal, renewal or other rights expressly set forth in the Lease, (b) relating to any assignment or sublease permitted under the Lease without Landlord’s consent, or (c) that does not materially and adversely affect the amount of Rent payable by Tenant or Landlord’s or Tenant’s material obligations and rights under the Lease); or (iv) liable for any security deposits not actually received in cash by such purchaser or ground lessor (the “Subordination Conditions”). This subordination shall be self-operative and no further certificate or instrument of subordination need be required by any such Mortgagee or ground lessor. In confirmation of such subordination, but subject to Tenant’s right to receive a non-disturbance agreement as provided below, Tenant shall execute promptly any reasonable certificate or instrument that Landlord, Mortgagee or ground lessor may request, including reasonable instruments confirming the subordination and attornment provided for herein. As of the date of this Lease, the Building is not subject to any ground lease, mortgage or trust deed. Notwithstanding anything in this Section 23.01 to the contrary, as an express condition to Tenant’s subordination of this Lease to any subsequent mortgage or ground lease encumbering the Building or the Project and/or attornment to any Mortgagee or ground lessor, Landlord shall deliver to Tenant a non-disturbance agreement executed by any such Mortgagee or ground lessor, on the standard recordable form of such holder, provided that such form (a) shall contain the Subordination Conditions, (b) shall provide that, so long as this Lease is in effect and no Default exists, Tenant’s leasehold interest under this Lease shall not be terminated or disturbed and Tenant’s rights and privileges under this Lease shall not be interfered with by any such Mortgagee or ground lessor or any person succeeding thereto, and (c) shall not contain any provisions other than the Subordination Conditions, an attornment agreement by Tenant, a non-disturbance agreement by Mortgagee and such other provisions that do not result in any increased cost or expense to Tenant or in any other material change in the rights and obligations of Tenant hereunder without Tenant’s consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

23.02 MORTGAGEE PROTECTION - Tenant agrees to give any Mortgagee or ground lessor, by registered or certified mail, a copy of any notice of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has received notice (by way of service on Tenant of a copy of an assignment of rents and leases, or otherwise) of the address of such Mortgagee or ground lessor. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee or ground lessor shall have an additional thirty (30) days after receipt of notice thereof within which to cure such default or if such default cannot be cured within that time, then such additional notice time as may be necessary, not to exceed one hundred fifty (150) days after receipt of such notice, if, within such thirty (30) days, any Mortgagee or ground lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings or other proceedings to acquire possession of the Real Property, if necessary to effect such cure). Until the time allowed as aforesaid for Mortgagee or ground lessor to cure such defaults has expired without cure, Tenant shall have no right to, and shall not, terminate this Lease on account of default. Notwithstanding anything in this Section 23.02 to the contrary, in the event of an Emergency Default as defined in Section 11.05(a), Tenant shall only be required to give any Mortgagee or ground lessor such notice as is reasonable under the circumstances, and nothing in this Section 23.02 shall delay, limit, or restrict Tenant’s self-help rights in Section 11.05(a) in the event of an Emergency Default. This Lease may not be modified or amended so as to reduce the rent or shorten the term, or so as to adversely affect in any other respect to any material extent the rights of the Landlord, nor shall this Lease be canceled or surrendered, without the prior written consent, in each instance, of the ground lessor or the Mortgagee.

ARTICLE TWENTY-FOUR

NOTICES

(a) All notices, demands or requests provided for or permitted to be given pursuant to this Lease must be in writing and shall be personally delivered, sent by Federal Express or other overnight courier service, or mailed by first class, registered or certified mail, return receipt requested, postage prepaid.

(b) All notices, demands or requests to be sent pursuant to this Lease shall be deemed to have been properly given or served by delivering or sending the same in accordance with this Article, addressed to the parties hereto at their respective addresses listed below:

(1)	Notices to Landlord shall be addressed:

Metropolitan Life Insurance Company

c/o Taylor & Mathis of Florida, LLC

4010 Boy Scout Boulevard, Suite 160

Tampa, Florida 33607

Attention: Managing Director

with a copy to the following:

Metropolitan Life Insurance Company

101 East Kennedy Boulevard, Suite 2330

Tampa, Florida 33602

Attention: Regional Director

(2)	Notices to Tenant shall be addressed:

Post, Buckley, Schuh & Jernigan, Inc.

c/o SRS Real Estate Partners

15660 North Dallas Parkway, Suite 1200

Dallas, Texas 75248

Attn.: PBS&J Real Estate Administrator

File ID#: (to be provided by Tenant in writing post-execution)

With a copy to the following, after the Commencement Date:

Post, Buckley, Schuh & Jernigan, Inc.

MetWest International One

4030 Boy Scout Boulevard, Suite 400

Tampa, Florida 33607

Attention: Chief Financial Officer & General Counsel

With a copy to the following, prior to the Commencement Date:

Post, Buckley, Schuh & Jernigan, Inc.

5300 W. Cypress Street, Suite 200

Tampa, Florida 33607-1784

Attention: Chief Financial Officer & General Counsel

(c) If notices, demands or requests are sent by registered or certified mail, said notices, demands or requests shall be effective upon the third (3rd) business day after being deposited in the United States mail. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of receipt on the return receipt of the notice, demand or request by the addressee thereof, or in the case of hand delivery, on the date of delivery. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of notice, demand or request sent.

Notices may also be served by personal service or hand delivery upon any officer, director or partner of Landlord or Tenant. In the case of delivery by Federal Express or other overnight courier service, notices shall be effective upon acceptance of delivery by an employee, officer, director or partner of Landlord or Tenant.

(d) By giving to the other party at least ten (10) business days written notice thereof, either party shall have the right from time to time during the term of this Lease to change their respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America.

ARTICLE TWENTY-FIVE

PARKING

(a) During the Lease Term, Tenant shall have the non-exclusive use in common with Landlord, other Building and Project tenants, and their respective guests and invitees, four and one-fourth (4.25) spaces per thousand rentable square feet in the Premises in the non-reserved vehicle parking areas in the parking structure for the Building as designated by Landlord (“Parking Areas”) at no cost to Tenant, provided that the ratio for such Parking Areas shall include, at no cost to Tenant, five (5) covered, reserved parking spaces for Tenant’s executive team or as designated by Tenant and fifteen (15) reserved spaces for Tenant’s pool cars (the “Reserved Spaces”). The Reserved Spaces shall be located in the areas more particularly depicted on Exhibit G attached hereto; provided, however, in the event that the Storage Space is relocated pursuant to Section 26.20 below, the fifteen (15) reserved spaces for Tenant’s pool cars shall be relocated to an area adjacent to the relocated Storage Space and reasonably acceptable to Landlord and Tenant. Landlord shall not grant any reserved parking spaces in the Parking Areas other than on the 1st floor of the Parking Areas.

(b) Landlord shall have the right, but not the obligation, from time to time to establish, modify and enforce commercially reasonable rules and regulations with respect to the Parking Areas, to police same; to restrict parking by tenants, their officers, agents, invitees, employees, servants, licensees, visitors, patrons and customers; to close all or any portion of said areas or facilities to such extent as may in the opinion of Landlord’s counsel be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or the public therein; to close temporarily all or any portion of the Parking Areas; to discourage non-tenant parking; to charge a fee for visitor and/or customer parking, provided that Landlord shall not charge any such fees during the initial one hundred twenty (120) month Term; and to do and perform such other acts in and to said areas and improvements as, in the commercially reasonable judgment of Landlord, Landlord shall determine to be advisable with a view to the improvement of the convenience and use thereof by tenants, their officers, agents, employees, servants, invitees, visitors, patrons, licensees and customers.

(c) Landlord shall have a right to designate the location of Tenant’s parking and alter such designation upon reasonable notice to and prior reasonable approval of Tenant, provided that (i) the relocation of any of the fifteen (15) Reserved Spaces for Tenant’s pool cars shall be to a location immediately adjacent to the Storage Space (as defined in Section 26.20), and (ii) the relocation of any of the five (5) covered Reserved Spaces shall be to another covered location that is convenient and in close proximity to the Building. Landlord shall also have the right to establish or modify the methods used to control parking in the Parking Areas, including without limitation the installation of certain control devices or the hiring of parking attendants or a managing agent. In addition, Landlord shall have the right to redevelop the real property in the Project. Tenant acknowledges that such redevelopment may periodically have an impact on the current parking designation for the parking spaces, provided that such redevelopment shall not affect the number of parking spaces available to Tenant. Landlord shall use commercially reasonable efforts during such redevelopment to minimize such impact on the use of such parking spaces.

ARTICLE TWENTY-SIX

MISCELLANEOUS

26.01 LATE CHARGES - All payments required hereunder (other than the Monthly Base Rent and Rent Adjustments, which shall be due as hereinbefore provided) to Landlord shall be paid within thirty (30) days after Landlord’s demand therefor. All such amounts (including, without limitation Monthly Base Rent and Rent Adjustments) not paid by the fifth (5th) business day after the date due shall bear interest from the date due until the date paid at the Default Rate in effect on the date such payment was due.

26.02 WAIVER OF JURY TRIAL - As a material inducement to Landlord to enter into this Lease, Tenant hereby waives its right to a trial by jury of any issues relating to or arising out of its obligations under this Lease or its occupancy of the Premises. Tenant acknowledges that it has read and understood the foregoing provision.

26.03 INTENTIONALLY DELETED

26.04 EFFECTIVENESS - This Lease shall not become effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

26.05 TENANT AUTHORITY - Tenant represents and warrants to Landlord that it has full authority and power to enter into and perform its obligations under this Lease, that the person executing this Lease is fully empowered to do so, and that no consent or authorization is necessary from any third party, Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

26.06 ENTIRE AGREEMENT - This Lease, the Exhibits attached hereto and the Work Letter contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written, and no other representations or statements, either oral or written, on which Tenant has relied. This Lease shall not be modified except by a writing executed by Landlord and Tenant.

26.07 INTENTIONALLY DELETED

26.08 EXCULPATION - Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation under this Lease shall only be enforced against Landlord’s equity interest in the Property up to a maximum of Fifteen Million and No/100 Dollars ($15,000,000.00) of equity (including, without limitation, any rentals or insurance, condemnation or other proceeds) and in no event against any other assets of the Landlord, or Landlord’s officers or directors.

26.09 ACCORD AND SATISFACTION - No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Term.

26.10 LANDLORD’S OBLIGATIONS ON SALE OF BUILDING - In the event of any sale or other transfer of the Building, Landlord shall be entirely freed and relieved of all agreements and obligations of Landlord hereunder accruing or to be performed after the date of such sale or transfer, provided that all of Landlord’s obligations hereunder are specifically assumed by the buyer or transferee.

26.11 BINDING EFFECT - This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

26.12 CAPTIONS - The Article and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Articles and Sections.

26.13 APPLICABLE LAW - This Lease shall be construed in accordance with the laws of the State of Florida. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each item, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

26.14 ABANDONMENT - In the event Tenant abandons the Premises for a period of more than thirty (30) days but is otherwise in compliance with all the terms, covenants and conditions of this Lease, Landlord shall (i) have the right to enter into the Premises in order to show the space to prospective tenants, (ii) have the right to reduce the services provided to Tenant pursuant to the terms of this Lease to such levels as Landlord reasonably determines to be adequate services for an unoccupied premises and (iii) during the last six (6) months of the Term, have the right to prepare the Premises for occupancy by another tenant upon the end of the Term. Tenant expressly acknowledges that none of the foregoing acts of Landlord or any other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, and the Lease shall continue in effect.

26.15 LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES - If Tenant fails timely to perform any of its duties under this Lease or the Work Letter, which failure is not cured within ten (10) business days (or such longer period as may be reasonably necessary provided Tenant commences such cure within such period and diligently pursues such cure until completion) after written notice of failure from Landlord (provided no notice shall be required in the case of emergencies), Landlord shall have the right (but not the obligation), to perform such duty on behalf and at the expense of Tenant without prior notice to Tenant, and all reasonable sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be additional Rent under this Lease and shall be due and payable within thirty (30) days after demand by Landlord.

26.16 RADON GAS - Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

26.17 PATRIOT ACT REPRESENTATIONS - Landlord and Tenant each represents and warrants to the other that: (i) they are not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit or supports terrorism; and (ii) they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

26.18 RIDERS - All Riders attached hereto and executed both by Landlord and Tenant shall be deemed to be a part hereof and hereby incorporated herein.

26.19 LANDLORD’S LIEN WAIVER - Landlord hereby expressly waives any and all claim, right, lien (including, without limitation, any common law or statutory Landlord’s lien), title and security interest in and to all furniture, goods, equipment, and personal property of Tenant. Upon request, Landlord will execute any document reasonably requested by Tenant’s lender(s) evidencing such waiver and providing for lender’s right of entry to the Premises for purposes reasonably related to the exercise of its rights in the collateral, subject to Landlord’s reasonable terms and conditions relating to such entry.

26.20 STORAGE SPACE - Tenant, at no cost to Tenant, shall have the right during the Lease Term to use approximately 500 square feet of fenced storage space within the Building’s parking structure in the area more particularly depicted on Exhibit G attached hereto (the “Storage Space”). The Storage Space shall be used for general storage use and for no other purpose and in compliance with all the terms, covenants and conditions of this Lease (except with respect to the payment of Rent); provided, Tenant may install or place a storage unit or shed within the Storage Space, subject to approval of any such plans by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall use commercially reasonable efforts to prevent any recurring flooding in the area in which the Storage Space is located. If despite Landlord’s commercially reasonable efforts, the area in which the Storage Space is located continues to experience flooding, in Tenant’s reasonable discretion, Landlord will endeavor to relocate Tenant’s Storage Space to another location within the Parking Areas of at least 500 square feet of secured or fenced storage space and that is reasonably acceptable to Landlord and Tenant; provided, however, in the event that any replacement Storage Space is located in an area designated for parking spaces, any such parking spaces used for the Storage Space shall be deducted from Tenant’s allotment of non-reserved parking spaces in Section 25(a).

26.21 FITNESS CENTER - Tenant and Tenant’s employees shall have the right during the Lease Term to use the fitness center located in the Building (the “Fitness Center”) at no cost to Tenant or Tenant’s employees. Tenant and Tenant’s employees shall have access to the Fitness Center a minimum of two (2) hours before and after Standard Operating Hours. Landlord shall maintain the size (which shall be no smaller than 1,500 square feet), finishes, amenities, and equipment in the Fitness Center to a standard comparable to fitness centers in other Class A buildings in the Westshore Business District comparable to the Building. Landlord shall not assign or reserve lockers unless Landlord provides an adequate number of assigned or reserved lockers for Tenant and its employees.

26.22 BUILDING SIGNAGE - So long as this Lease is in full force and effect and (a) Tenant is not in Default under Section 11.01(i) of this Lease, and (b) Landlord has not terminated Tenant’s right of possession of the Premises pursuant to Section 11.02(a) of this Lease following a Default, Tenant shall have the right to (i) Building standard directory signage, (ii) Building standard suite entry signage, (iii) elevator button signage in each passenger elevator for any floor in the Building in which Tenant occupies or leases the entire floor, (iv) exclusive exterior building signage, which shall be for two signs identifying Tenant and/or one of its Affiliates, one each on two different façades of the Building, subject to compliance with all applicable Laws (the “Exterior Signage”) and (v) signage consisting of the top two (2) panels on the monument sign to be located at the front door entrance of the Building (the “Monument Signage”) identifying Tenant and/or any of its Affiliates, subject to the following terms and conditions:

(a) The installation of Tenant’s signage, including the Monument Signage and Exterior Signage, shall be part of the TI Work under the Work Letter Agreement. The location, method of attachment, size, shape, height, color and general appearance of all signage, other than the Exterior Signage (which is addressed below), shall conform to the building standard graphics program and shall be subject to Landlord’s prior approval, which approval shall not be unreasonably delayed, conditioned or withheld; provided, the

Monument Signage shall comply with the specifications attached hereto as Exhibit H as to materials and as to the location of Tenant’s sign panels (provided, any signage shown on such exhibit is for illustration purposes only and does not necessarily depict Tenant’s actual signage). The Exterior Signage shall be subject to applicable Laws. The exact location, method of attachment, size, shape, height, color and general appearance of the Exterior Signage shall be subject to Landlord’s prior approval, which approval shall not be unreasonably delayed, conditioned or withheld; provided, (i) the general locations for the Exterior Signage shown on Exhibit H-1 attached hereto are hereby approved by Landlord, and (ii) to the extent the method of attachment, size, shape, height, color and/or specific appearance of the Exterior Signage is shown on Exhibit H-1 attached hereto, such method of attachment, size, shape, height, color and/or specific appearance is hereby approved by Landlord (provided, any signage shown on such exhibit is for illustration purposes only and does not necessarily depict Tenant’s actual signage in terms of design, size, shape, color, or otherwise). In the event of the construction of any improvements that interferes with the view corridor of the Exterior Signage on the southwest façade of the Building, Tenant shall have the option, at Tenant’s expense, to relocate such sign, provided that (i) Tenant shall restore any portion of the Building affected by the relocated Exterior Signage to substantially the same condition existing prior to the installation of such Exterior Signage, normal wear and tear and casualty damage excepted, (ii) the relocated Exterior Signage must comply with applicable Laws, and (iii) the exact location and method of attachment of the relocated Exterior Signage shall be subject to Landlord’s prior approval, which approval shall not be unreasonably delayed, conditioned or withheld. Landlord shall, at Tenant’s request, cooperate in any reasonable manner to assist Tenant in seeking any permits or approvals for any Exterior Signage.

(b) Tenant shall be responsible for all costs and expenses associated with repairing and maintaining the Exterior Signage and Tenant shall promptly repair any damage to the Building resulting from such repairs and maintenance. In the event that Tenant fails to properly repair or maintain the Exterior Signage or any damage to the Building resulting from such repairs and maintenance, Landlord shall have the right, but not the obligation, to perform such work and Tenant shall, upon thirty (30) days prior written notice from Landlord, reimburse Landlord for all costs and expenses incurred by Landlord to perform such work.

(c) Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s expense, promptly remove the Exterior Signage and restore any portion of the Building affected by the Exterior Signage to substantially the same condition existing prior to the installation of the Exterior Signage, normal wear and tear and casualty damage excepted.

(d) If Landlord consents to any assignment or subletting of this Lease, except for a transfer permitted pursuant to Section 10.01(d) of this Lease, Tenant’s rights with respect to the Exterior Signage and the Monument Signage shall be transferable or assignable to an assignee or subtenant, unless such assignee or subtenant (i) will lease less than 50,000 rentable square feet in the Building, or (ii) in Landlord’s commercially reasonable judgment, such assignee’s or subtenant’s name, logo or signage would be offensive or inconsistent with the character of a Class A office building in the Westshore Business District, or would impair or adversely affect the image, reputation, or value of the Building.

(e) Notwithstanding anything in the Lease to the contrary, (i) Landlord shall not permit any tenant of the Building (other than Tenant) or any other party to install exterior signage on the Building, and (ii) all of Tenant’s rights with respect to Exterior Signage shall, at Landlord’s option upon written notice to Tenant, terminate in the event the Premises ever contain less than 50,000 rentable square feet in the Building and, in such event, Tenant shall, at Tenant’s expense, promptly remove the Exterior Signage and restore any portion of the Building affected by the Exterior Signage to substantially the same condition existing prior to the installation of the Exterior

Signage, normal wear and tear and casualty damage excepted. In addition, Tenant shall be entitled to the top two (2) panels on the Monument Signage, and Landlord will not grant any other Building tenant the right, or allow any other Building tenant, to install signage on the Monument Signage that is located higher or is larger than that of Tenant.

26.23 ROOF RIGHTS - So long as this Lease is in full force and effect, Tenant shall have the right, at its sole cost and expense, to erect, install and maintain an antenna, dish or similar communications device and related equipment on the roof of the Premises, as well as cabling and related equipment from the roof of the Premises to the Premises (the “Equipment”), subject to the following terms and conditions:

(a) The type, location, method of attachment, size, shape, height, color and general appearance of the Equipment shall be approved by Landlord, which approval shall not be unreasonably delayed, conditioned or withheld, prior to Tenant’s installation of the Equipment. Tenant shall deliver to Landlord Tenant’s plans and specifications for the installation of the Equipment and the surrounding screening for review and approval by Landlord’s engineer not less than fifteen (15) business days prior to commencing installation of the Equipment. Tenant shall reimburse Landlord for all reasonable costs and expenses incurred by Landlord in connection with Landlord or its designated agent’s review and approval of such plans and specifications as well as ensuring Tenant’s compliance with this provision.

(b) Tenant shall install the Equipment in an aesthetically pleasing manner and exercise all reasonable steps to shield or screen the Equipment from public view. Tenant’s Equipment shall not unreasonably interfere with any other tenants’ or licensees’ installation, operation and maintenance or repair of antennae or satellite equipment. Tenant shall operate the Equipment in compliance with all applicable Laws, including all building and zoning requirements. Landlord shall perform all roof penetrations and modifications necessary for the installation, maintenance or removal of Tenant’s Equipment. Tenant will reimburse Landlord for all reasonable costs and expenses incurred by Landlord in connection with such roof penetrations and modifications.

(c) Tenant shall be responsible for all costs and expenses associated with the Equipment and Tenant shall promptly repair any damage to the Building resulting from the installation, construction, repair or maintenance of the Equipment. In the event that Tenant fails to properly install, construct, repair, maintain or remove the Equipment or any damage to the Building resulting from such work, Landlord shall have the right, but not the obligation, to perform such work and Tenant shall, upon thirty (30) days prior written notice from Landlord, reimburse Landlord for all costs and expenses incurred by Landlord to perform such work.

(d) Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s expense, promptly remove the Equipment and restore any portion of the Building affected by the Equipment to substantially the same condition existing prior to the installation of the Equipment, normal wear and tear and casualty damage excepted.

26.24 GENERATOR - So long as this Lease is in full force and effect, Tenant shall have the right, at its sole cost and expense, to erect, install and maintain a generator serving the Premises, along with (a) conduit within the parking structure for the Building and conduit from such parking structure to the Building from such generator, which conduit will be in a location mutually acceptable to Landlord and Tenant and (b) Building roof access rights as provided below (the “Generator”), subject to the following terms and conditions:

(a) The type, location, size and shape of the Generator shall be approved by Landlord, which approval shall not be unreasonably delayed, conditioned or withheld, prior to Tenant’s installation of the Generator; provided, Landlord approves the location shown on

Exhibit K. Tenant shall deliver to Landlord Tenant’s plans and specifications for the installation of the Generator and the surrounding screening for review and approval by Landlord’s engineer not less than thirty (30) days prior to commencing installation of the Generator. Tenant shall reimburse Landlord for all reasonable costs and expenses incurred by Landlord in connection with Landlord or its designated agent’s review and approval of such plans and specifications as well as ensuring Tenant’s compliance with this provision; provided, this sentence shall not apply to the extent that the planning and installation of Generator is approved by Landlord and performed by Tenant as a part of the Tenant Improvements.

(b) Tenant shall install the Generator in an aesthetically pleasing manner and exercise all reasonable steps to shield or screen the Generator from public view. In the event that the Generator is located in the parking facilities servicing the Building, any parking space(s) taken by the Generator shall be counted towards the total number of parking spaces allocated to Tenant under this Lease. Tenant shall operate the Generator in compliance with all applicable Laws, including all building and zoning requirements. Tenant shall have the right to reasonable space on the roof of the Building for purposes of installing and maintaining additional HVAC equipment in connection with its Generator, including access to any ductwork from the Building’s roof to the Premises, subject to Landlord’s reasonable approval over location, plans and specifications, and method of installation. Tenant shall also have the right, at Tenant’s sole cost and expense, to extend natural gas lines to the Building in connection with the use of its Generator, subject to Landlord’s reasonable approval with respect to location and plans and specifications.

(c) Tenant shall be responsible for all costs and expenses associated with the Generator and Tenant shall promptly repair any damage to the Building resulting from the installation, construction, repair, maintenance or removal of the Generator. In the event that Tenant fails to properly install, construct, repair, maintain or remove the Generator or any damage to the Building resulting from such work, Landlord shall have the right, but not the obligation, to perform such work and Tenant shall, upon thirty (30) days prior written notice from Landlord, reimburse Landlord for all costs and expenses incurred by Landlord to perform such work.

(d) Tenant hereby agrees to indemnify and hold Landlord, its agents, employees, contractors and representatives, harmless from and against any and all cost, claims, damages (including, but not limited to, any damage to the Building or Landlord’s property), causes of action and liability which may arise by reason of any occurrence attributable to or arising out of Tenant’s installation, maintenance, repair, operation or removal of the Generator, including without limitation, any claim or cause of action for injury to or death of any person or damage to any property arising therefrom and Tenant agrees to defend any claim or demand against Landlord, its agents or employees arising out of any such occurrence. Tenant shall, upon thirty (30) days prior written notice from Landlord, reimburse Landlord for all costs and expenses incurred by Landlord as a result of Tenant’s operation of the Generator, including damages to the Building.

(e) Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s expense, promptly remove the Generator and restore any portion of the Building affected by the Generator to substantially the same condition existing prior to the installation of the Generator, normal wear and tear and casualty damage excepted.

26.25 EXPANSION OPTION AND REDUCTION OPTION -

(a) So long as this Lease is in full force and effect and Tenant is not in Default on the date that Tenant exercises the Expansion Option (as hereinafter defined), Tenant shall have the option (the “Expansion Option”), without obligation, to expand the Premises to include, and Landlord shall make available to Tenant, up to 20,000 square feet of contiguous space on the 4th floor of the Building, the exact location and dimensions of such space to be mutually agreed upon by Landlord and Tenant within ten (10) business days after Tenant exercises the Expansion Option (the “Expansion Space”). Tenant shall provide Landlord with written notice on or before August 1, 2009, of Tenant’s desire to exercise the Expansion Option or the Expansion Option shall terminate and be null and void. Within thirty (30) days after Tenant exercises the Expansion Option, Landlord and Tenant shall execute an amendment to this Lease designating the location and dimensions of the Expansion Space and adding the Expansion Space to the Premises under this Lease on the same terms and conditions of this Lease.

(b) Tenant shall have the option (the “Reduction Option”), without obligation, to reduce the Premises by up to 8,183 square feet of contiguous space on either the 5th or 7th floor of the Building, the exact location and dimensions of such space to be mutually agreed upon by Landlord and Tenant within ten (10) business days after Tenant exercises the Reduction Option (the “Reduction Space”). Tenant shall provide Landlord with written notice on or before August 1, 2009, of Tenant’s desire to exercise the Reduction Option or the Reduction Option shall terminate and be null and void. Within thirty (30) days after Tenant exercises the Reduction Option, Landlord and Tenant shall execute an amendment to this Lease designating the location and dimensions of the Reduction Space and removing the Reduction Space from the Premises under this Lease.

(c) Notwithstanding anything to the contrary in this Section 26.25, Tenant may only elect to exercise the Expansion Option or the Reduction Option and Tenant may not elect to exercise both the Expansion Option or the Reduction Option.

26.26 INTENTIONALLY DELETED

26.27 RENEWAL OPTIONS - So long as this Lease is in full force and effect and Tenant is not in Default on the date that Tenant exercises a Renewal Option (as hereinafter defined), Tenant shall have the option (the “Renewal Option”) to extend the Term for all or any portion of the Premises for three (3) additional periods of five (5) years each (the “Renewal Periods”) at the Prevailing Market Rate (as hereinafter defined), provided that the proposed Premises upon commencement of such Renewal Period and any other space on a partial floor that was formerly leased to Tenant prior to commencement of such Renewal Period shall each be commercially marketable units, as reasonably determined by Landlord, and otherwise in compliance with all Laws. Tenant shall provide Landlord written notice of Tenant’s desire to extend the Term of this Lease not less than (i) one hundred eighty (180) days prior to the expiration of the Term if Tenant occupies less than 50,000 square feet of the Building as of the commencement of the applicable Renewal Period, (ii) two hundred seventy (270) days prior to the expiration of the Term if Tenant occupies 50,000 or more square feet and less than 75,000 square feet of the Building as of the commencement of the applicable Renewal Period, or (iii) three hundred sixty (360) days prior to the expiration of the Term if Tenant occupies 75,000 or more square feet of the Building as of the commencement of the applicable Renewal Period (each, a “Renewal Notice Period”). Landlord shall provide Tenant with a written proposal setting forth Landlord’s determination of the Prevailing Market Rate to extend the Term of this Lease within thirty (30) days of such notice. Thereafter, Landlord and Tenant shall have thirty (30) days from delivery of Landlord’s proposal to Tenant to enter into an amendment to this Lease agreeing on terms and conditions of such renewal of this Lease (the “Negotiation Period”). If Landlord and Tenant are unable to agree on the Prevailing Market Rate within such Negotiation Period, then the Prevailing Market Rate shall be determined by the Three Appraiser Method set forth below. The “Three Appraiser Method” shall operate as follows; The Prevailing Market Rate shall be based upon the current fair market rental rate for renewals of comparable space in comparable Class A office space in the Westshore Business District submarket of Tampa, Florida, including tenant improvement or other allowances, concessions (including, without limitation, free rent), operating expense stops, and market real estate commissions, for deals executed within the twelve (12) months prior to Tenant’s exercise of the Renewal Option, provided that such prevailing market rate shall be based upon the fact that the Base Year shall be adjusted to the calendar year in which the first year of the Renewal Period falls. The Prevailing Market Rate shall be determined by a board of three (3) qualified and impartial real estate appraisers, one of whom shall be named by Landlord, one by Tenant, and the two so appointed shall select a third appraiser. Each member of the board of appraisers shall be licensed in Florida as a real estate appraiser, specializing in the field of commercial office leasing in the Westshore Business District submarket of Tampa, Florida, having no less than ten (10) years’ experience in such field, and recognized as ethical and reputable within the field. Landlord and Tenant agree to make their appointments within twenty (20) days after Landlord and Tenant are unable to agree upon the Prevailing Market Rate. The two (2) appraisers selected by Landlord and Tenant shall select the third appraiser within ten (10) days after they both have been appointed, and each appraiser, within fifteen (15) days after the third appraiser is elected, shall submit his or her determination of the Prevailing Market Rate. The Prevailing Market Rate shall be the determination of the appraiser that is not the highest or the lowest (or, if two (2) appraisers reach an identical determination, the determination of such two (2) appraisers), which determination shall be final and binding on Landlord and Tenant. Landlord and Tenant shall each pay the fee of the appraiser selected by it, and they shall equally share the payment of the fee of the third.

26.28 SURRENDER OPTION -

(a) Tenant shall have a one-time option to surrender up to ten percent (10%) of the Premises, the exact location and dimensions of such space to be mutually agreed upon by Landlord and Tenant (so that such space surrendered is of a reasonably marketable size and configuration) within thirty (30) days after Landlord receives the Surrender Notice (the “Surrender Space”), effective as of the end of the full sixtieth (60th) month after Commencement Date (the “Surrender Date”) by providing Landlord with written notice of such election (the “Surrender Notice”) no less than six (6) months prior to the Surrender Date (the “Surrender Notice Deadline”). If Tenant has not given the Surrender Notice to Landlord prior to the Surrender Notice Deadline, the Surrender Option shall terminate and be null and void, and Tenant shall have no right or option to surrender the Surrender Space pursuant to this Section 26.28(a). As a condition precedent to any surrender of the Surrender Space pursuant to the provisions of this Section 26.28(a), Tenant must deliver to Landlord, within thirty (30) days after delivery of the Surrender Notice, in addition to any and all due but unpaid Rent due from Tenant to Landlord under this Lease as of the date of such delivery (include any Default Rate interest payable on such Rent as of the date of such delivery), a surrender fee equal to the sum of (i) four (4) months of Monthly Base Rent and Tenant’s Share of Operating Expenses and Taxes for the Surrender Space at the rate payable immediately prior to the Surrender Date, (ii) the unamortized prorated Tenant Improvement Allowance and the Additional Tenant Improvement Allowance for the Surrender Space as of the Surrender Date, amortized on a straight-line basis using an interest rate of eight percent (8%), and (iii) the unamortized prorated leasing commissions for the Surrender Space as of the Surrender Date, amortized on a straight-line basis using an interest rate of eight percent (8%). It is hereby acknowledged that any such amount required to be paid by Tenant in connection with such early surrender of the Surrender Space is not a penalty but a reasonable pre-estimate of the damages which would be incurred by Landlord as a result of such early surrender of the Surrender Space (which damages are impossible to calculate more precisely) and, in that regard, constitutes liquidated damages with respect to such loss. Tenant shall continue to be liable for Tenant’s obligations under this Lease with respect to the Surrender Space to and through the Surrender Date including, with all of such obligations surviving the Surrender Date. As of the Surrender Date, Tenant shall surrender and relinquish the Surrender Space in accordance with the terms of this Lease and shall therefore have no further rights with respect thereto. Within thirty (30) days after delivery of the Surrender Notice to Landlord, Landlord and Tenant shall execute an amendment modifying the terms of this Lease to reflect the surrender of the Surrender Space on the terms set forth in this Section 26.28(a).

(b) Notwithstanding anything to the contrary in this Section 26.28, as a condition to the surrender of the Surrender Space to be effective, (i) any Surrender Space shall be located entirely on the same floor of the Building, (ii) in the event that the Premises contain a partial floor in the Building as of the date of the Surrender Notice, such Surrender Space shall only contain space in the Premises on such partial floor, and such Surrender Space, as well as any other space on such partial floor not leased to Tenant shall be a marketable unit, as reasonably determined by Landlord, and otherwise in compliance with all Laws, and (iii) in the event that the Premises does not contain any partial floors in the Building as of the date of the Surrender Notice, such Surrender Space, as well as any other space on such floor not leased to Tenant shall be a marketable unit, as reasonably determined by Landlord, and otherwise in compliance with all Laws.

(c) If Landlord consents to any assignment or subletting of this Lease, except for a transfer permitted pursuant to Section 10.01(d) of this Lease, Tenant’s rights with respect to the Surrender Option shall not be transferable or assignable to an assignee or subtenant without the express prior written consent of Landlord, which consent may be granted, withheld or conditioned in Landlord’s sole and absolute discretion.

26.29 INTENTIONALLY DELETED

26.30 RIGHT OF FIRST REFUSAL -

(a) So long as this Lease is in full force and effect and Tenant is not in Default of this Lease on the date that Tenant receives a Right of First Refusal Notice (as hereinafter defined), prior to execution of a lease or amendment during the Term for any leased premises located on the 3rd through 8th floors of the Building (the “Right of First Refusal Space”), Landlord will notify Tenant (the “Right of First Refusal Notice”) of the terms and conditions upon which it would be willing to lease such Right of First Refusal Space to Tenant (the “Right of First Refusal”).

(b) If within five (5) business days after receipt of the Right of First Refusal Notice, Tenant agrees in writing to lease such Right of First Refusal Space upon all of the terms and conditions set forth in the Right of First Refusal Notice (including for the full term set forth in the Right of First Refusal Notice), which writing shall constitute Tenant’s binding commitment to lease such Right of First Refusal Space upon such terms, Landlord and Tenant will execute an amendment to this Lease with respect to such Right of First Refusal Space within ten (10) business days after Landlord’s receipt of Tenant’s notice of intent to lease such Right of First Refusal Space on the same terms as contained in the Right of First Refusal Notice.

(c) If Tenant does not deliver its notice of intent to lease such Right of First Refusal Space on the same terms as the Right of First Refusal Notice within such five (5) business day period, or Tenant fails to execute an amendment to this Lease with respect to such Right of First Refusal Space within the longer of (i) ten (10) business days after Landlord’s receipt of Tenant’s notice of intent to lease such Right of First Refusal Space on the same terms as contained in the Right of First Refusal Notice and (ii) five (5) business days after Tenant’s receipt of the amendment from Landlord (the “Amendment Review Period”), then Landlord may lease such Right of First Refusal Space to a third-party on economic terms and conditions (i.e. rent, concessions (including, without limitation, free rent), tenant improvement allowance and other allowances) that are no more than ten percent (10%) less than the economic terms and conditions offered to Tenant. If Landlord fails, within one hundred eighty (180) days of Tenant’s failure to exercise such Right of

First Refusal, to lease such Right of First Refusal Space on the economic terms and conditions offered to Tenant, subject to the variance set forth in the preceding sentence, such Right of First Refusal Space shall again become subject to the Right of First Refusal. Notwithstanding the foregoing, (i) in the event that Tenant fails or refuses to execute any such amendment with respect to any particular Right of First Refusal Space within the Amendment Review Period, which failure is not cured within three (3) business days after a second notice to Tenant, Tenant’s Right of First Refusal with respect to that specific Right of First Refusal Space shall automatically terminate, and Tenant shall no longer have a Right of First Refusal as to such specific Right of First Refusal Space, and (ii) in the event Tenant, on two separate occasions during the Term, exercises its Right of First Refusal and then fails or refuses to execute an amendment with respect to the applicable Right of First Refusal Space within the Amendment Review Period, which failure is not cured within three (3) business days after second notice to Tenant, Tenant’s Right of First Refusal shall automatically terminate and Tenant shall no longer have a Right of First Refusal as to any Right of First Refusal Space; provided, however, the Amendment Review Period referenced in this sentence shall be extended for any periods during which Tenant is negotiating, in good faith, the form and substance of any such amendment.

(d) If Landlord consents to any assignment or subletting of this Lease, except for a transfer permitted pursuant to Section 10.01(d) of this Lease, Tenant’s rights with respect to the Right of First Refusal shall not be transferable or assignable to an assignee or subtenant without the express prior written consent of Landlord, which consent may be granted, withheld or conditioned in Landlord’s sole and absolute discretion.

26.31 ATTORNEYS’ FEES - If either Landlord or Tenant commences, engages in, or threatens to commence or engage in any legal action or proceeding against the other party (including, without limitation, litigation or arbitration) arising out of or in connection with the Lease, the Premises, or the Project (including, without limitation (a) the enforcement or interpretation of either party’s rights or obligations under this Lease (whether in contract, tort, or both) or (b) the declaration of any rights or obligations under this Lease), the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees, together with any costs and expenses, incurred in any such action or proceeding, including any attorneys’ fees, costs, and expenses incurred on collection and on appeal; provided, however, that any dispute arising out of the Work Letter shall be resolved in accordance with paragraph 7 on Exhibit D attached hereto.

26.32 FORCE MAJEURE - Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (except with respect to the payment of Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to Force Majeure.

26.33 SILVER LEED CERTIFICATION - Landlord has applied for the Building to be “Silver” certified under the Leadership in Energy and Environmental Design program of the U. S. Green Building Counsel (the “Silver LEED Certification”), which Silver LEED Certification will not be approved prior to the execution of this Lease. Landlord shall diligently pursue and make all commercially reasonable efforts in order to obtain such Silver LEED Certification, and deliver evidence reasonable satisfactory to Tenant at such time that such Silver LEED Certification is approved.

26.34 GUARANTY - The PBSJ Corporation has agreed to guaranty the obligations of Tenant under this Lease in accordance with the terms and conditions set forth in that certain Lease Guaranty in favor of Landlord dated on or about the date hereof.

(SIGNATURES ON NEXT PAGE)

IN WITNESS WHEREOF, this Lease has been executed as of the date set forth in Section 1.01 hereof.

WITNESS:		LANDLORD:

METROPOLITAN LIFE INSURANCE COMPANY,
/s/ William L. Miller		a New York corporation
Print Name:	William L. Miller

/s/ Angela Odell		By:	/s/ Charles C. Davis, Jr.
Print Name:	Angela Odell	Name:	Charles C. Davis, Jr.
		Its:	Director

WITNESS:		TENANT:

/s/ Monica M. Vazquez		POST, BUCKLEY, SCHUH & JERNIGAN, INC.,
Print Name:	Monica M. Vazquez	a Florida corporation

/s/ Heather Madonna		By:	/s/ Benjamin P. Butterfield
Print Name:	Heather Madonna	Name:	Benjamin P. Butterfield
		Its:	Senior Vice President/General Counsel

EXHIBIT A

FLOOR PLAN PREMISES

5TH FLOOR BASE PLAN
SCALE: N.T.S.

PROJECT NAME:	CLIENT:	DATE:	
5TH FLOOR BASE PLAN METWEST INTERNATIONAL BUILDING ONE 4030 BOY SCOUT BLVD. TAMPA, FL 33607	TAYLOR & MATHIS' OF FLORIDA, LLC	01.27.09 DRAWN BY: DS / NC PROJ.NO: S29006	INTERARCH DESIGN INC. [illegible] LAKEVIEW ROAD CLEARWATER, FLORIDA [illegible] PHONE (727) [illegible] FAX (727) [illegible] www.[illegible]

EXHIBIT A

FLOOR PLAN PREMISES

6TH FLOOR BASE PLAN

SCALE: N.T.S.

PROJECT NAME:	CLIENT:	DATE:	
6TH FLOOR BASE PLAN METWEST INTERNATIONAL BUILDING ONE 4030 BOY SCOUT BLVD. TAMPA, FL 33607	TAYLOR & MATHIS OF FLORIDA, LLC	01.27.09 DRAWN BY: DS / NC PROJ.NO: S29006	INTERARCH DESIGN INC. 522 LAKEVIEW ROAD CLEARWATER, FLORIDA 33756 PHONE (727) 799-6100 FAX (727) 799-6105 www.interarch.com

EXHIBIT A

FLOOR PLAN PREMISES

7TH FLOOR BASE PLAN

SCALE: N.T.S.

PROJECT NAME: 7TH FLOOR BASE PLAN METWEST INTERNATIONAL BUILDING ONE 4030 BOY SCOUT BLVD. TAMPA, FL 33607	CLIENT: TAYLOR & MATHIS OF FLORIDA, LLC	DATE: 01.27.09 DRAWN BY: DS / NC PROJ.NO. S29006	INTERARCH DESIGN INC. 623 LAKEVIEW ROAD CLEARWATER, FLORIDA 33756 PHONE (727) 799-6100 FAX (727) 799-6105 www.interarch.com

EXHIBIT B

DESCRIPTION OF LAND

Strips of land 15.00 feet wide lying 7.50 feed each side of the centerline of power lines as constructed or to be constructed on the following described parcels of land on that portion of the land that is not improved with any buildings.

A Tract in the North  1/2 of the Northwest  1/4 Section 16, Township 29 South, Range 18 East, Hillsborough County, Florida, described as follows:

From the Southwest corner of the Northeast  1/4 of the Northwest  1/4, run North 00 degrees 41'39" East, 605.01 feet then South 89 degrees 40'54" East, 621.62 feet for a Point of Beginning; thence North 30 degrees 06'42", West, 441.96 feet to the Southeasterly right-of-way line of State Road No. 589; run thence Northeasterly along said right-of-way line (100.00 feet from centerline) to a point 100.0 feet West of the East boundary of the Northwest  1/4 of Section 16, Township 29 South, Range 18 East; thence run South 00 degrees 14'53" West, 628.65 feet; thence North 89 degrees 40'54" West, 614.74 feet to the Point of Beginning.

TOGETHER WITH

Strips of land 15.00 feet wide lying 7.50 feet each side of the centerline of power lines as constructed or to be constructed on the following described parcels of land on that portion of the land that is not improved with any buildings:

Tract 1:

The South 605 feet of the Northeast  1/4 of the Northwest  1/4 of Section 16, Township 29 South, Range 18 East, Hillsborough County, Florida, Less the East 100 feet thereof; and Less the South 60 feet thereof.

Tract II:

A Tract in the North  1 /2 of the Northwest  1/4 of Section 16, Township 29 South, Range 18 East, Hillsborough County, Florida described as follows: From the Southeast corner of the Northwest  1/4 of the Northwest  1/4 of said Section 16, run North 01 degrees 41'39" East, along the East boundary of said Northwest  1/4 of the Northwest  1/4 of Section 16, a distance of 60.0 feet to a Point of Beginning; from said Point of Beginning, run North 89 degrees 40'54" West, parallel to and 60.00 feet North of the South boundary of said Northwest  1/4 of the Northwest  1/4 of Section 16, a distance of 496.75 feet to intersection with the Southeasterly right-of-way line of State Road No. 589 (Boy Scout Boulevard); run thence North 39 degrees 17'49" East, along said Southeasterly right-of-way line parallel to and 100.00 feet Southeasterly of the centerline of said State Road No. 589, a distance of 648.32 feet, continue thence Northeasterly along said Southeasterly right-of-way line of State Road No. 589, which is an arc of a curve to the right (radius-1809.86 feet) a distance of 650.44 feet (chord-646.95 feet, chord bearing-North 49 degrees 35'34" East, central angle-20 degrees 35'29"), run thence South 30 degrees 06'42" East along a line which is radial to the Southeasterly right-of-way line of State Road No. 589, a distance of 441.96 feet to a point 605.00 feet North of the South boundary of said North  1/2 of the Northwest  1/4 of Section 16; run thence North 89 degrees 40'54" West, parallel to and 605.00 feet North of said South boundary, a distance of 621.62 feet to a point on said East boundary of the Northwest  1/4 of the Northwest  1/4 of Section 16; run thence South 00 degrees 41'39" West, along said East boundary, a distance of 545.01 feet to the Point of Beginning.

Timer III:

That part of the Northwest  1/4 of Section 16, Township 29 South, Range 18 East, Hillsborough County, Florida, lying within 50 feet each side of the following described centerline:

Commence at the Northeast corner of the Northwest  1/4 of Section 16, Township 29 South, Range 18 East; run thence North 89 degrees 44'57" West, 23.28 feet to the beginning of a curve concave to the Southeast having a radius of 1909.86 feet, thence Southwesterly along said curve 1334.69 feet through a central angle of 40 degrees 02'27"; run thence South 39 degrees 47'24" East, 100 feet to the Point of Beginning of said centerline description; continue thence South 39 degrees 47'24" East, 169.74 feet to the beginning of a curve concave, Northerly having a radius of 72 feet; thence Easterly along said curve 67.68 feet through a central angle of 53 degrees 51'19" to the end of said curve; thence North 86 degrees 21'17" East, 30 feet to the end of intersection right-of-way, all lying and being in Section 16, Township 29 South, Range 18 East, Hillsborough County, Florida; Less that part lying within 100 feet of the centerline of survey for State Roads 60 and 589, Section 10101-Z501, said centerline described as follows: Commence at the Northeast corner of the Northwest  1/4 of Section 16, Township 29 South, Range 18 East, run thence North 89 degrees 44'57" West, 23.28 feet to the beginning of a curve concave Southeasterly having a radius of 1909.863 feet; thence Southwesterly along said curve 1698.45 feet through a central angle of 50 degrees 57'14" to an end of centerline description.

LESS and EXCEPT:

A Tract of land lying in the Northwest  1 /4 Section 16, Township 29 South, Range 18 East, Hillsborough County, Florida, more particularly described as follows:

Commence at the Southeast corner of the Northwest  1/4 of the Northwest  1/4 of said Section 16; run thence North 89 degrees 40'54" West, along the South boundary of the Northwest  1/4 of the Northwest  1/2 of Section 16, a distance of 186.50 feet; run thence North 47 degrees 15'34" West, a distance of 60.96 feet; run thence North 50 degrees 44'26" West, a distance of 30.52 feet to the Point of Beginning; run thence North 89 degrees 40'54" West, 60.0 feet North of and parallel to said South boundary, a distance of 258.77 feet to a point of intersection with the Southeasterly right-of-way of Boy Scout Boulevard, also known as State Road 589; run thence North 39 degrees 17'49" East, along said right-of-way line, a distance of 104.10 feet; run thence South 05 degrees 44'26" East, a distance of 59.88 feet; run thence South 50 degrees 44'26" East, a distance of 159.50 feet to the Point of Beginning.

EXHIBIT C

DEPICTION OF THE PROJECT

MetWest International
Schematic Design
Tampa, Florida
MetLife
Taylor & Mathis
OVERALL SITE PLAN
AS100

EXHIBIT D

WORK LETTER AGREEMENT

THIS WORK LETTER AGREEMENT (this “Work Letter”) is attached to and made part of that certain Lease dated the 22 day of May, 2009 (the “Lease”), by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Landlord”) and POST, BUCKLEY, SCHUH & JERNIGAN, INC., a Florida corporation (“Tenant”). The terms, definitions and other provisions of the Lease are hereby incorporated into this Work Letter by reference.

IN CONSIDERATION OF the execution of the Lease and the mutual covenants and conditions hereinafter set forth, Landlord and Tenant agree as follows:

1. Building Standard Improvements:

(a) This Work Letter sets forth the agreement with respect to the construction of the “Tenant Improvements” (as hereinafter defined). “Building Standard Improvements”, shall mean (i) the “Shell Improvements” (as hereinafter defined) and (ii) any additional improvements constructed or installed on the Premises for Tenant’s use using Building Grade construction and materials. Any other improvements to the Premises that require construction methods or materials other than Building Grade shall be deemed to be “Non-Standard Improvements”. As part of the Non-Standard Improvements, Tenant shall have the right to upgrade the base building finishes in the Building fire stairwells between floors entirely or partially leased by Tenant and install an access system to the fire stairwell doors on floors entirely or partially leased by Tenant. All improvements to the Premises constructed pursuant to this Work Letter other than the Shell Improvements, whether constructed or installed by Landlord or Tenant, shall be hereinafter referred to as the “Tenant Improvements”, which term shall include both Building Grade and any Non-Standard Improvements.

(b) “Shell Improvements” shall mean the following improvements which have been provided by Landlord, at its expense, in connection with the construction of the Building:

(1)	Exterior Building windows, walls and roof structure and unfinished concrete block and sheetrock walls surrounding Common Areas of the Building.

(2)	Common Area restrooms and water fountains constructed in compliance with ADA and all other codes and regulations, includes electrical, plumbing and finishes.

(3)	Common Area lobby finishes on the first and second floors and finished lobby ceilings on floors three through ten.

(4)	2’x4’ 2 lamp, stratus linear indirect recessed lights stocked and stacked on the floor at a density of 1 fixture per 100 square feet of usable area.

(5)	Concrete floors.

(6)	2’2’ x 9/16” ceiling grid, per paragraph 1(c)(10) below, installed throughout demised premises, ceiling tile and remaining grid, stocked and stacked on the floor.

Exhibit D - Page 1 of 9

(7)	1” Hunter Douglas aluminum slat window mini-blinds, stocked and stacked on the floor.

(8)	Fully equipped and finished Common Areas of the Building (except those Building Floors to be occupied by a single tenant), including elevators, elevator lobbies, atrium entry area, restrooms and mechanical and electrical rooms.

(9)	(2) 277/480 volt, 3 phase, 4 wire panelboards, (1) for lighting and (1) for mechanical, and (2) 120/208 volt, 3 phase, 4 wire panelboards, 84 breakers each, both fed by one (1) 150 KVA transformer. All electrical equipment is located in a common electrical room on each floor.

(10)	Emergency lighting and Fire Alarm system per code located around the core and at fire exits and fire exit stairwells.

(11)	Plumbing wet columns, located at each end of the building core.

(12)	Telephone Room with conduits and trunk lines to the backboard in the Telephone Room. On floors entirely leased to Tenant, to the extent Landlord cannot accommodate Tenant’s telecommunications equipment within Building telephone rooms, Tenant must provide its own space for such equipment within the Premises. On multi-tenant floors, Tenant must provide its own space for telecommunications equipment within its demised premises.

(13)	Janitorial Closet in the core area on each floor, with mop sink and sealed floor.

(14)	Finished freight elevator lobby on each floor.

(15)	Heating, ventilation and air-conditioning (chilled water) system with main high pressure ductwork distribution to all floor areas, including VAV/ PIU (Variable Air Volume and Powered Induction Unit) control boxes with related electrical connections. Thermostats to be provided at a density of approximately 1 thermostat per 1,078 square feet of usable area.

(16)	Electrical meter rooms equipped with panels and breakers to code.

(17)	Automatic sprinkler systems with construction heads per minimum code requirements for Building shell with heads turned up.

(18)	Public corridor areas as needed to serve the Premises (except those Building Floors to be occupied by a single tenant), with doors, floors, interior and demising walls and ceilings finished with Building Grade materials.

If Tenant leases space on a multi-tenant floor following the Date of Lease, Landlord shall provide Shell Improvements for such multi-tenant floor (e.g., elevator lobby, demising wall, common corridor).

(c) In accordance with and subject to the provisions of this Work Letter, Tenant shall, subject to the Tenant Improvement Allowance and the Additional Tenant Improvement Allowance, all as hereinafter defined, construct and install the Tenant Improvements, including, the Non-Standard Improvements, if any, to the Premises in accordance with the approved Plans and

Exhibit D - Page 2 of 9

Specifications. Unless otherwise agreed in writing, Tenant shall use the following Building Grade construction methods and materials where appropriate or some other substantially comparable construction method or material approved by Landlord (in its reasonable discretion) to be Building Grade:

(1)

Interior Partitions: Taped, finished and painted (two coats of flat latex, MAB or approved equal) partitioning to be constructed with one layer of  1/2” drywall mounted on each side of 3  1/2” metal studs.

(2)

Interior Demising Walls: Tenant separation and corridor walls consisting of one layer of  5/8” fire-rated drywall mounted on each side of 3  5/8” metal studs, running from floor slab to ceiling slab, with 3  5/8” layer of insulation in the wall cavity; Tenant to be responsible only for one-half of the cost of such tenant separation and corridor walls. Any other unfinished concrete surfaces (walls or columns) to be wrapped with drywall; Tenant to bear the full cost of such wrapped concrete walls. All demising walls to be taped, finished and painted (two coats) and baseboard (or vinyl base) installed in the same manner prescribed for the interior partitions.

(3)	Entry Doors: Solid core “C” label doors (8’8” high, 3’0” wide) set in metal frames. Schlage F series passage set. Schlage F series mortise lockset. All hardware in Bright Chrome (stainless steel finish).

(4)	Interior Doors: Solid core doors (8’8” high, 3’0” wide) set in metal frame. Schlage F series passage set. Schlage F series mortise lockset. All hardware in Bright Chrome (stainless steel finish).

(5)	Building Standard Carpet: Minimum 20 ounce face weight, commercial grade direct glue throughout the Premises.

(6)	Heating, ventilation and air conditioning: Low pressure ductwork and flex duct air distribution system throughout the Premises with air diffusers, and thermostats (controls compatible with the Building Shell Improvements) as required. All HVAC controls are to be compatible and programmed to the building energy management system.

(7)	Electrical: Wiring and conduit per code, as required for standard wall-mounted duplex power outlets with rocker switches.

(8)	Lighting: 2’ x 4’ 2 lamp, stratus linear indirect recessed lights with wiring, conduit and circuitry to match Building Standard.

(9)	Telephone Outlets: Wall-mounted outlet with pull string or conduit stubbed to partition height.

(10)	Ceiling: U.S.G. Armstrong “Cirrus” Humiguard Plus or equal, reveal edge (or approved equal) suspended, revealed edge acoustical tile lay-in ceiling with 24” inch square tiles in a painted, exposed metal grid system throughout Premises or hard ceilings in accordance with the approved Plans and Specifications.

Exhibit D - Page 3 of 9

(11)	Fire Protection and Security Equipment: sprinkler heads, LED exit lights, fire extinguishers and fire dampers as required per code. In addition to door locks for entry and interior doors, as needed, Tenant shall provide a security lock as designated by Landlord on each stairwell door that is an integral part of the Premises.

(12)	Window Blinds: Hunter Douglas 1” aluminum slat window blinds (color to be Silver Cloud) on the upper windows only; to be supplied and stacked on the floor. Skirt panel; lower 18” to have no blinds, except in conference rooms, presentation rooms, and other rooms requiring light control.

(13)	For floors entirely leased to Tenant, elevator lobby floors to be finished at Tenant’s expense and elevator lobby surrounds to match building standard finishes consistent with the 2nd floor elevator lobby and to be installed by Tenant and at Tenant’s expense. Elevator lobby granite specifications to be provided by Landlord.

2. Plans and Specifications:

(a) The Tenant Improvements shall be completed in accordance with detailed architectural and material specifications which shall be prepared and sealed by Tenants architect and approved by Landlord, which approval will not be unreasonably withheld, conditioned or delayed (collectively the “Plans and Specifications”). The Plans and Specifications shall include the following:

(1)	fully dimensioned architectural plan as necessary for the Tenant Improvements outlined in this Exhibit D;

(2)	electric/telephone outlet diagram as necessary for the Tenant Improvements outlined in this Exhibit D;

(3)	reflective ceiling plan with light switches as necessary for the Tenant Improvements outlined in this Exhibit D;

(4)	mechanical plan as necessary for the Tenant Improvements outlined in this Exhibit D;

(5)	electric power circuitry diagram as necessary for the Tenant Improvements outlined in this Exhibit D;

(6)	schematic plumbing riser diagram (if any);

(7)	all color and finish selections;

(8)	all special equipment and fixture specifications; and

(9)	LPD calculations in the form set forth in the User’s Manual.

(b) Following Tenant’s architect’s preparation of the Plans and Specifications, Tenant shall submit the Plans and Specifications to Landlord and Landlord’s property manager for Landlord’s review. Landlord shall then have a period of not more than six (6) business days (or three (3) business days, with respect to Space Plans) following such submittal in which to review and approve the Plans and Specifications or state any objections in sufficient detail so as to allow necessary modifications by Tenant’s architect. If

Exhibit D - Page 4 of 9

the Plans and Specifications are disapproved, Tenant shall have ten (10) days to submit its revisions to the Plans and Specifications to Landlord, and Landlord shall then have four (4) business days after receipt to review and approve such revised Plans and Specifications or state any objections in sufficient detail so as to allow any further necessary modifications by Tenant’s architect. The above- referenced procedure shall continue until Landlord approves of the Plans and Specifications. Landlord’s failure to provide approval or disapproval of any Plans and Specifications or advise Tenant of revisions or corrections thereto within such review periods, which failure is not cured within two (2) business days following receipt of a second Tenant notice to Landlord, shall be deemed to constitute Landlord’s approval of the proposed Plans and Specifications.

(c) Landlord has furnished to Tenant, AutoCad Files in Microstation “Autodesk Design” format, Version 2000, identified as “MetWest International Office Building One” dated February 11, 2008 and prepared by TVS Florida, Inc., Architecture. Within twenty (20) business days following the Date of Lease, Landlord shall furnish to Tenant the as-built plans and specifications (in CAD format) with respect to the Building and the existing improvements in the Premises (the “As-Built CAD Plans”). Landlord acknowledges and agrees that Tenant is entitled to reasonably and in good faith rely on the As-Built CAD Plans delivered to Tenant pursuant to this subparagraph (c) as a basis for the design, engineering and construction related to the Tenant Improvements, and in the event of any material inaccuracy in the As-Built CAD Plans that proximately causes (i) an increase in the total cost of the Tenant Improvements, Landlord will take any and all reasonable steps to enforce any available rights to recover such increased costs from the architect(s) that prepared the As-Built CAD Plans, or (ii) a delay in Substantial Completion of the Tenant’s Improvements and the date that Tenant intended to occupy any or all of the Premises absent such material inaccuracy, such delay shall constitute a Landlord Delay pursuant to Section 6 below.

3. Tenant Improvement Allowance; Additional Tenant Improvement Allowance; Excess Costs:

(a) Landlord shall provide Tenant with an amount equal to the Tenant Improvement Allowance against all costs of the Tenant Improvements, the Non-Standard Improvements, hard and soft costs related to the design and construction of the Tenant Improvements and Non-Standard Improvements, including above-ceiling and below-ceiling components, architectural/engineering plans and Fees, construction drawings, security devices, moving expenses, permitting/plan check/inspection expenses, Tenant’s construction management and IT wiring/cabling/equipment, sales/use taxes (if any), insurance costs, personal property, trade fixtures, and business equipment (including, but not limited to, security devices and modular or other furniture), and a construction management fee equal to $0.60 per rentable square foot of the Premises (including any Expansion Space and excluding any Reduction Space) (“Landlord’s Administrative Fee”). To the extent that the total cost of the Tenant Improvements (including the cost of the Non-Standard Improvements and the Plans and Specifications) exceeds the Tenant Improvement Allowance, Landlord shall, at Tenant’s request, provide Tenant with an amount up to the Additional Tenant Improvement Allowance against such costs, which Additional Tenant Improvement Allowance shall be included in the Monthly Base Rent to be paid under this Lease in equal payments during the initial Lease Term amortized at an interest rate of eight percent (8%). In the event that Landlord provides any Additional Tenant Improvement Allowance, Landlord and Tenant shall execute an amendment to this Lease modifying the Monthly Base Rent in accordance with the preceding sentence. To the extent that the total cost of the Tenant Improvements (including the cost of the Non-Standard Improvements and the Plans and Specifications, but excluding the cost of any personal property, trade fixtures, business equipment, security devices, moving expenses, and similar items), as determined by reference to the final Construction Budget (as hereinafter defined), exceeds the Tenant Improvement Allowance and the Additional Tenant Improvement Allowance, such amount shall be known as the “Excess Costs.” Tenant shall be responsible for the payment of all costs, including any Excess Costs, to the extent that the total cost of the Tenant Improvements exceeds the Tenant Improvement Allowance and the Additional Tenant Improvement Allowance.

Exhibit D - Page 5 of 9

(b) In the event Tenant has not used the entire Tenant Improvement Allowance (excluding the Additional Tenant Improvement Allowance) on or before the date that is one hundred eighty (180) days after the Commencement Date (the “Allowance Date”, and any such remaining unused portion of the Tenant Improvement Allowance is hereinafter called the “Unused Tenant Improvement Allowance”), then Tenant may elect, by written notice to Landlord, to (a) receive a credit equal to the aggregate amount of the Unused Tenant Improvement Allowance against Tenant’s next due payments of Base Rent and Additional Rent following the Allowance Date, or (b) within thirty (30) days following Landlord’s receipt of such election, Landlord shall make a lump sum payment to Tenant in an amount equal to the aggregate amount of the Unused Tenant Improvement Allowance.

(c) Tenant shall provide to Landlord a true, correct and complete copy of Tenant’s contract with Tenant’s Contractor and the construction budget for the Tenant Improvements (the “Construction Budget”). Delivery of such contract and the final Construction Budget shall be a condition to Tenant’s right to commence construction of the Tenant’s Improvements under this Work Letter. Any delay in construction of the Tenant’s Improvements in the Premises or in Tenant taking occupancy of the Premises resulting from Tenant’s failure to deliver such contract and the final Construction Budget shall be Tenant’s responsibility.

(d) Landlord shall disburse the Tenant Improvement Allowance and the Additional Tenant Improvement Allowance in accordance with the following procedures. Each request for payment shall be submitted to Landlord by Tenant on or before the fifteenth (15th) day of the month, together with all required accompanying documentation being referred to herein as a “Payment Request”:

(1)	A written, detailed description of the portion of the Tenant Improvements for which Tenant seeks reimbursement, executed by Tenant.

(2)	Provide proof of payment to Tenant’s Contractor, Tenant’s architect, and to all other parties providing labor or materials for all Tenant Improvements through the date of such Payment Request, except for the amount of the draw for which Tenant is then seeking payment.

(3)	Lien waivers and releases on standard AIA forms, where applicable, from each party to be reimbursed under such Payment Request, which releases may be conditioned on payment of the amount of the current draw.

(e) Landlord shall pay the amounts duly requested in accordance with the foregoing requirements to Tenant or, at Tenant’s option, directly to Tenant’s architect or Tenant’s general contractor, as the case may be, up to the then available amount of the Tenant Improvement Allowance and the Additional Tenant Improvement Allowance, on or before the fifteenth (15th) day of the month following Tenant’s submittal of a Payment Request. Landlord’s obligation to fund any such shall be subject to the condition that no Default exists under the Lease.

(f) Tenant’s contract with Tenant’s Contractor shall provide that Tenant shall retain a holdback in the amount of ten percent (10%) of such contract to be funded only after completion of the Tenant Improvements and any punch list items. Each of Landlord’s disbursements of a Payment Request, except for the final disbursement, shall reflect such holdback; provided, no holdback shall apply for soft costs or other costs outside of Tenant’s contract with Tenant’s Contractor. In addition, Landlord’s disbursement of the final

Exhibit D - Page 6 of 9

payment of the Tenant Improvement Allowance and the Additional Tenant Improvement Allowance shall be subject to Tenant’s submittal to Landlord of reasonable evidence of Tenant’s payment of all Excess Costs, final lien waivers and releases on standard AIA forms, where applicable, from all subcontractors and suppliers, a true and correct copy of Tenant’s final certificate of occupancy for the Premises, and as-built Plans and Specifications for the Tenant Improvements.

(g) In the event of the sale or transfer of title to the Building by Landlord, other than a sale of transfer to an Affiliate or Successor of Landlord, prior to the full disbursement by Landlord of the Tenant Improvement Allowance and any Additional Tenant Improvement Allowance, Landlord shall cause a portion of the sale proceeds in an amount equal to any unpaid portions of the Tenant Improvement Allowance and the Additional Tenant Improvement Allowance to be placed in escrow, pursuant to an escrow agreement and with an escrow agent reasonably acceptable to Landlord and Tenant, which escrowed amounts shall be disbursed in accordance with the terms and conditions of this Work Letter.

4. Construction of the Improvements:

(a) Tenant shall substantially complete the Building Standard Improvements and Tenant Improvements, including the Non-Standard Improvements, if any, with respect to the Premises in accordance with the Plans and Specifications approved by Landlord. “Substantial Completion” shall mean that the Building Standard Improvements and the Non-Standard Improvements are sufficiently complete so as to allow Tenant to occupy the Premises for the use and purposes intended.

(b) If, prior to the Commencement Date, Tenant shall require improvements or changes (individually or collectively, “Change Orders”) to the Premises in addition to, revision of, or substitution for the Tenant Improvements (as described in the approved Plans and Specifications), Tenant shall deliver to Landlord for Landlord’s approval plans and specifications for such Change Orders, and Landlord shall have a period of five (5) business days within which to review the same. If Landlord does not approve of the plans for Change Orders, Landlord shall advise Tenant of the revisions required. In addition to any other items reasonably required by Landlord, Landlord’s revisions may be based upon whether the plans and specifications: (i) materially affect or are not consistent with the base structural components or systems of the Building, (ii) are visible from outside the Premises, (iii) affect safety, (iv) are reasonably likely to have the effect of increasing Operating Expenses, or (v) in Landlord’s judgment, are not consistent with quality and character of the Building or the Project (the “Minimum Revision Standards”). Tenant shall revise and redeliver the plans and specifications to Landlord within five (5) days of Landlord’s advice or Tenant shall be deemed to have abandoned its request for such Change Orders. Notwithstanding anything herein to the contrary, if at any time during the construction of the Tenant Improvements, Tenant determines that any material specified in the Plans and Specifications is not reasonably available or may not be available, Tenant may select alternate material of equal or better quality that is available and otherwise acceptable to Tenant, without the necessity of obtaining Landlord’s approval thereof, provided such alternate material does not violate the Minimum Revision Standards. Tenant shall pay for all preparations and revisions of plans and specifications, and the net costs of the construction of all Change Orders, subject to the Tenant Improvement Allowance and the Additional Tenant Improvement Allowance. If Landlord fails to respond to a proposed Change Order within such five (5) business day period, which failure continues for an additional two (2) business days following receipt by Landlord of a second notice from Tenant, such failure shall be deemed to constitute Landlord’s approval of the Change Order.

Exhibit D - Page 7 of 9

(c) Notwithstanding anything herein to the contrary, throughout the construction of the Tenant Improvements, Landlord shall will identify and provide a location for the Tenant’s construction dumpster for use during the construction of the Tenant Improvements, make a reasonable number of parking spaces available to Tenant and its contractors within the Parking Areas for Tenant’s construction activities, shall provide base Building electrical service to the Building electrical room for the construction of the Tenant Improvements, and shall furnish the services described of Section 6.01(a)(l), (2), (5), (6), (8) and (9) (but only to the to extent that Section 6.01(a) (9) requires Landlord to provide security in the form of 24 hour per day, 7 day per week roving security personnel at the Project) of the Lease, and Tenant shall not be charged for the costs of such services during construction, other than pursuant to Section 6.03 of the Lease, during or in connection with the construction of the Tenant Improvements, or for construction, coordination or supervision, or for review or approval of Plans and Specifications or Change Orders, except for the Landlord’s Administrative Fee. Without limiting the foregoing, Tenant and all of Tenant’s architects, engineers and contractors shall have access to the Premises and Building (including access to all elevators serving the Premises, including freight elevators, provided that passenger elevators shall only be used for transport of personnel, and access to floors immediately above and below the Premises to the extent reasonably necessary of convenient in connection with Tenant’s completion of the Tenant Improvements) on a 24-hour per day, 7-day per week basis, throughout the construction of the Tenant Improvements. During the performance of the Tenant Improvements, and throughout the Lease Term, Tenant shall have reasonable access to the mechanical and electrical rooms in the Building to run conduit and install panels to serve the Premises. Landlord shall reasonably cooperate with Tenant in providing Tenant’s contractors, design professionals and their respective consultants and subcontractors staging, storage, hoisting services and other services that may reasonably be required in order to facilitate the construction of the Tenant Improvements during the course of construction thereof.

5. Contractor(s); Permits:

(a) Tenant shall use licensed contractors, including a general contractor approved by Landlord (“Tenant’s Contractor”), and shall be responsible for obtaining all necessary permits and approvals at Tenant’s sole expense, subject to the Tenant Improvement Allowance and the Additional Tenant Improvement Allowance. Landlord shall have the right to disapprove any of Tenant’s contractors or subcontractors, among other reasons, if Landlord has reason to believe that such contractors or subcontractors are: (i) not licensed as required by any governmental agency; (ii) not technically qualified or sufficiently staffed to do the Tenant Improvements; and/or (iii) not financially capable of undertaking the Tenant Improvements. Landlord shall express its approval or disapproval of any general contractors or subcontractors proposed by Tenant within five (5) business days following receipt of Tenant’s notice to Landlord proposing same. Landlord’s failure to provide approval or disapproval of any general contractor or subcontractors, which failure is not cured within two (2) business days following receipt of a second Tenant notice to Landlord, shall be deemed to constitute Landlord’s approval of the proposed general contractor or subcontractors.

(b) Tenant shall advise its contractor(s), subcontractor(s) and material supplier(s) that no interest of Landlord in the Premises, the Building, the Property or the Project shall be subject to liens to secure payment of any amount due for work performed or materials installed in the Premises and that Landlord has recorded a notice to that effect in the public records of Hillsborough County, Florida. Tenant shall permit Landlord and Landlord’s contractor(s) to enter the Premises prior to Substantial Completion to accomplish any work as agreed, provided however Landlord agrees to ensure that its contractor(s) does (do) not impede Tenant’s Contractor or subcontractors in performance of their respective tasks. Any damage to the Premises, the Building, the Property or the Project caused by Tenant, its contractors, subcontractors or agents shall be repaired by Tenant, at its expense, and all such work shall be done to Landlord’s satisfaction. If any repaired area does not match the original surface, then the entire surface shall be redone at Tenant’s expense.

Exhibit D - Page 8 of 9

(c) Tenant contractors must have submitted to Landlord, prior to their entry into the Premises for the accomplishment of any work, certificates of insurance evidencing: (i) Commercial General Liability Insurance on a primary basis and without any right of contribution from any insurance carried by Landlord covering the Premises on an occurrence basis against all claims for personal injury, bodily injury, death and property damage with a combined single limit of Five Million and No/100 Dollars ($5,000,000.00); (ii) Workers’ Compensation in statutory required amounts and Employers’ Liability Insurance for an amount of not less than One Million and No/100 Dollars ($1,000,000.00), both in accordance with the laws of the State of Florida; (iii) “All Risks” property insurance in an amount adequate to cover the full replacement cost of all equipment and other personal property of such contractor in the event of loss and any such policy shall contain a provision requiring the insurance carriers to waive their rights of subrogation against Landlord; (iv) in the event a motor vehicle is to be used by such contractor in connection with its business operation of such contractor from the Premises, Comprehensive Automobile Liability Insurance coverage with limits of not less than Three Million and No/100 Dollars ($3,000,000.00) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of such contractor, its agents and employees of any owned, non-owned or hired motor vehicles; and (v) such other insurance or coverages as Landlord reasonably requires.

(d) All of the Tenant Improvements shall be completed in a good and workmanlike manner, free of liens and in compliance with all applicable Laws, including without limitation the ADA, the State of Florida Building Code and the codes and requirements incorporated therein, the requirements of Landlord’s fire insurance underwriter, the applicable electric and telephone companies, and all applicable building and OSHA codes, orders and ordinances. Any work not acceptable to the appropriate governmental or regulatory agencies or not in compliance with applicable Laws shall be promptly corrected at Tenant’s expense.

6. Landlord Delay; Force Majeure. In the event of any Landlord Delay (as such term is defined below) or Force Majeure that actually delays Substantial Completion of the Tenant Improvements (which is currently anticipated to be December 30, 2009) and the date that Tenant intended to occupy any or all of the Premises absent such Landlord Delay or Force Majeure, the Commencement Date and the date that Tenant shall be obligated to commence paying Rent shall be delayed one (1) day for each such day of delay to the extent proximately caused by Landlord Delay or Force Majeure. As used in this Work Letter, the term “Landlord Delay” means any of the following, to the extent that same shall proximately cause an actual delay in Substantial Completion of the Tenant Improvements and the date that Tenant intended to occupy any or all of the Premises absent such Landlord Delay: (a) any delay caused by the failure of Landlord to comply with the terms of this Work Letter beyond any time period specified in this Work Letter; or (b) any delays due to any material breach of the express representations or warranties described herein or in the Lease, or any material failure of Landlord to provide, or material defect in, the Shell Improvements, or any material non-compliance of the Shell Improvements with applicable laws, but only to the extent such material breach of such representation or warranty or such material failure, defect or non-compliance in the Shell Improvements shall require additional remedial work that causes an actual delay in Substantial Completion of the Tenant Improvements and the date that Tenant intended to occupy any or all of the Premises absent such material breach of such representation or warranty or such material failure, defect or non-compliance in the Shell Improvements.

7. Resolution of Disputes. In the event of any dispute arising out of this Work Letter (but not any other provision of the Lease other than this Work Letter), including, without limitation, with respect to the approval of the Plans and Specifications or any Change

Exhibit D - Page 9 of 9

Orders thereto or any disagreement with respect to any payment of any portion of the Tenant Improvement Allowance or Additional Tenant Improvement Allowance, Tenant and Landlord shall attempt in good faith to agree as to the resolution to the disagreement and/or the curative measures, if any, required to be undertaken. If Landlord and Tenant are unable to agree within five (5) business days, then the dispute shall be referred to binding arbitration in accordance with this paragraph. At any time after the expiration of the aforementioned five (5) business day period, either party may file a written demand for arbitration with the other party to this Work Letter and with the American Arbitration Association. Unless the parties otherwise agree, such arbitration shall be in accordance with the construction industry arbitration rules of the American Arbitration Association currently in effect. The prevailing party in such arbitration, as determined in such arbitration, shall be entitled to recover from the non-prevailing party all of the prevailing party’s reasonable costs and expenses in such arbitration from the prevailing party, which shall also be responsible for the reasonable fees and costs of the arbitrators.

Exhibit D - Page 10 of 9

EXHIBIT E

RULES AND REGULATIONS

(1) No sign, lettering, picture, notice or advertisement shall be placed on any outside window or in a position to be visible from outside the Premises, and if visible from the outside or public corridors within the Building shall be installed in such manner and be of such character and style as Landlord shall approve in writing. In the event of the violation of the foregoing by Tenant, Landlord may remove same without any notice or liability, and may charge the expense incurred by such removal to Tenant. Except as otherwise provided in this Lease, interior signs on doors and directory tablet shall be inscribed, printed or affixed for each tenant by Landlord, and shall be of a size, color and style acceptable to Landlord; provided that notwithstanding anything to the contrary, Tenant’s interior signage may contain Tenant’s logo.

(2) Tenant may use the name of the Building or any picture or likeness of the Building, provided that such use shall not be in a manner that would harm the reputation or value of the Building or the Project. Tenant shall not use the name of the Building or any picture or likeness of the Building after Tenant vacates the Premises; nor shall Tenant shall use the names “Metropolitan Life Insurance Company” or “MetLife” or any other name or logo used by Metropolitan Life Insurance Company or MetLife.

(3) No article which is explosive or inherently dangerous is allowed in the Building or the Project.

(4) Tenant shall not represent itself as being associated with any company or corporation by which the Building or the Project may be known or named.

(5) Sidewalks, entrances, passages, courts, corridors, halls, elevators and stairways in and about the Premises shall not be obstructed. Subject to the other provisions of this Lease, Landlord shall have the right to control and operate the public portions of the Building and the Project, and the facilities furnished for the common use of the Building and the Project, in such a reasonable and nondiscriminatory manner as Landlord reasonably deems best for the benefit of the Building and Project tenants generally. Tenant shall not permit the visit to the Premises of persons in such numbers or under such conditions as to unreasonably interfere with the use and enjoyment by other Building or Project tenants of the entrances, corridors, elevators and other public portions or facilities of the Building or the Project.

(6) No animals (except for dogs in the company of a blind person), pets or vehicles other than passenger automobiles and trucks (other than Tenant’s trucks and small boats used in connection Tenant’s business, which shall be located within the fifteen (15) reserved parking spaces adjacent to the Storage Space or such other location as may be approved from time to time by Landlord, in its sole but reasonable discretion) shall be brought or permitted to be in the Building, the Project or the Premises. No bicycles shall be brought or permitted to be in the Building or the Premises.

(7) Room-to-room canvasses to solicit business from other tenants of the Building or the Project are not permitted; Tenant shall not advertise the business, profession or activities of Tenant conducted in the Building or the Project in any manner which violates any code of ethics by any recognized association or organization pertaining to such business, profession or activities.

(8) Tenant shall not waste electricity, water or air-conditioning and shall cooperate fully with Landlord to assure the most effective and efficient operation of the Building’s or the Project’s heating and air-conditioning systems.

Exhibit E - Page 1 of 3

(9) No locks or similar devices shall be attached to any door except by Landlord and Landlord shall have the right to retain a key to all such locks. Tenant may not install any locks without Landlord’s prior approval.

(10) Tenant assumes full responsibility of protecting the Premises from theft, robbery and pilferage; the Indemnitees shall not be liable for damage thereto or theft or misappropriation thereof, Except during Tenant’s Standard Operating Hours, Tenant shall keep all doors to the Premises locked and other means of entry to the Premises closed and secured. All corridor doors shall remain closed at all times. If Tenant desires telegraphic, telephones, burglar alarms or other electronic mechanical devices, the Landlord will, upon request direct where and how connections and all wiring for such services shall be installed and no boring, cutting or installing of wires or cables is permitted without Landlord’s approval.

(11) Except with the prior approval of Landlord, all cleaning, repairing, janitorial, decorating, painting or other services and work in and about the Premises shall be done only by authorized Building or Project personnel.

(12) The weight, size and location of safes, furniture, equipment machines and other large or bulky articles shall be subject to Landlord’s approval and shall be brought to the Building and into and out of the Premises at such times and in such manner as the Landlord shall direct and at Tenant’s sole risk and cost.

(13) Subject to the terms of the Lease, Tenant shall not overload the safe capacity of the electrical wiring of the Building and the Premises or exceed the capacity of the feeders to the Building or risers.

(14) To the extent permitted by law, Tenant shall not cause or permit picketing or other activity which would interfere with the business of Landlord or any other tenant or occupant of the Building or the Project, or distribution of written materials involving its employees in or about the Building or the Project, except in those locations and subject to time and other limitations as to which Landlord may give prior written consent.

(15) Tenant shall not cook, otherwise prepare or sell any food or beverages in or from the Premises or use the Premises for housing accommodations or lodging or sleeping purposes except that Tenant may install and maintain vending machines, coffee/beverage stations and food warming equipment, refrigerator, dishwasher and typical office break room appliances and eating facilities for the benefit of its employees or guests, provide the same are maintained in compliance with applicable laws and regulations and do not disturb other tenants in the Building or the Project with odor, refuse or pests.

(16) Tenant shall not permit the use of any apparatus for sound production or transmission in such manner that the sound so transmitted or produced shall be audible or vibrations therefrom shall be detectable beyond the Premises; nor permit objectionable odors or vapors to emanate from the Premises.

(17) If reasonably necessary to maintain a temperate environment in the Building, Tenant shall at all times during summer maintain the window blinds in the lowered position, though Tenant may keep the louvers open.

(18) Tenant shall only use the freight elevator for its move into the Premises, mail carts, dollies and other similar devices for delivering material between floors that Tenant may occupy and for the delivery of materials and supplies to the Premises; provided, Tenant’s field personnel may use the freight elevator to access the Premises, so long as such access does not disrupt or interfere with Landlord’s activities or other parties’ use of the freight elevators.

Exhibit E - Page 2 of 3

(19) No smoking, eating, drinking, loitering or laying is permitted in the Common Area except in designated areas.

(20) Landlord may require that all persons who enter or leave the Building or the Project identify themselves to security guards, by registration or otherwise. Landlord, however, shall have no responsibility or liability for any theft, robbery or other crime in the Building or the Project. Tenant shall assume full responsibility for protecting the Premises, including keeping all doors to the Premises locked after the close of business.

(21) Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency and shall cooperate and participate in all reasonable security and safety programs affecting the Building or the Project.

(22) Except as otherwise provided in this Lease, no awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord. Except for Building Grade window coverings, no drapes, blinds, shades or screens shall be attached to or hung in or used in connection with any window or door of the Premises, without the prior consent of Landlord. Such awnings, projections, curtains, blinds, screens or other fixtures must be of a quality, type, design and color and attached in the manner approved by Landlord, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, and notwithstanding any provision of this Lease to the contrary, Tenant, from time to time, will be permitted to install floor to ceiling drapes on the exterior windows of the Premises; said drapes shall be submitted to Landlord for Landlord’s approval.

(23) No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules without the prior written consent of Landlord.

(24) Subject to the provisions of the Lease, all contractors and/or technicians performing work for Tenant within the Premises, Building or the Project shall be referred to Landlord for approval before performing such work, which approval shall not be unreasonably delayed or withheld. This rule shall apply to all work including, but not limited to, installation of telephones, telegraph equipment, electrical devices and attachments, and all installations affecting floors, walls, windows, doors, ceilings, equipment or any other physical feature of the Premises, Building or the Project. Subject to the terms of the Lease and exclusive of any Decorative Work, none of this work shall be done by Tenant without Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. This rule shall not apply in situations governed by the Work Letter Agreement attached to this Lease.

(25) All tenants and their officers, agents, employees, servants, invitees, visitors, patrons, licensees and customers shall only park in the parking structure for the Building and shall be prohibited from parking in the surface parking serving the retail portion of MetWest International development.

Exhibit E - Page 3 of 3

EXHIBIT F

EXCLUSIONS TO OPERATING EXPENSES

1.	Depreciation.

2.	Expenses incurred by Landlord to prepare, renovate, repaint, redecorate or perform any other work in any space leased to an existing tenant or prospective tenant of the Building.

3.	Expenses incurred by Landlord to lease space to new tenants or to retain existing tenants including, without limitation, legal fees and disbursements leasing commissions, advertising and promotional expenditures.

4.	Expenses including, without limitation, legal fees and disbursements incurred by Landlord to resolve disputes, enforce or negotiate lease terms with prospective or existing tenants or in connection with any financing, sale or syndication of the Building.

5.	Interest, principal, points and fees, amortization or any other costs associated with any debt and rent payable under any ground lease to which this Lease is subject and all costs and expenses associated with any such debt or lease and any ground lease rent.

6.	Cost of alterations, capital improvements, equipment replacement and other items, which under generally accepted accounting principles, are properly classified as capital expenditures, provided that capital expenditures required to complying with applicable Laws (including HVAC modifications and replacement obligations necessary to comply with any Clean Air Act requirements, including ASHRAE standards imposed by such Clean Air Act requirements for the following: maintenance, fresh air, chlorofluorocarbons and hydro chlorofluorocarbons) or for the purpose of reducing or controlling Operating Expenses shall be included in Operating Expenses (but then only to the extent of any anticipated actual savings or reduction in Operating Expenses), provided that the cost of such capital expenditures shall be amortized over their useful life, with a reasonable salvage value, on a straight-line basis.

7.	Expenses incurred by Landlord for repairs or other work, which under generally accepted accounting principles are properly classified as capital expenditures, occasioned by fire, windstorm or other insurable casualty or condemnation.

8.	Expenses incurred by Landlord for repairs or other work, which under generally accepted accounting principles, are not capital expenditures, occasioned by fire, windstorm or other insurable casualty or condemnation, but only if Landlord actually receives insurance proceeds to perform such work or repairs (provided that Landlord agrees to use commercially reasonable efforts to pursue insurance proceeds to perform such work or repairs) or would have received insurance proceeds to perform such work or repairs had Landlord carried the insurance required to be carried by Landlord under this Lease.

9.	Expenses for the replacement of any item covered under warranty to the extent Landlord actually receives such replacement or reimbursement under any such warranty (provided that Landlord agrees to use commercially reasonable efforts to pursue such replacement or reimbursement under any such warranty).

Exhibit F - Page 1 of 2

10.	Cost to correct any penalty or pay any fine incurred by Landlord due to Landlord’s violation of any applicable Law and any interest or penalties due for late payment by Landlord of any of the Operating Expenses.

11.	Cost of repairs necessitated by Landlord’s negligence or willful misconduct, or of correcting any latent defects or original design defects in the Building construction, materials, or equipment.

12.	Expenses for any item or service charged to a tenant of the Building and reimbursed by such tenant or other occupant pursuant to such tenant’s lease (other than pursuant to a operating expense clause).

13.	A property management fee for the Building in excess of three (3%) of the gross rents of the Building applicable to the Building for the relevant calendar year.

14,	Compensation and benefits of (i) employees above the grade of chief building engineer or senior building manager, and (ii) that portion of employee expenses for employees whose time is not spent in the operation of the Building.

15.	Landlord’s general corporate overhead and administrative expenses, except if directly attributable to the Building.

16.	Costs of supplies and services paid to Affiliates of Landlord to the extent that the cost of such supplies and services exceed the fair market value of such supplies and services.

17.	Operating expenses incurred by Landlord relative to retail stores, hotels and any specialty service in the Building in excess of the amount that would be paid by a general office tenant occupying such space.

18.	Cost of sculptures, paintings and other objects of art.

19.	Any charge for Landlord’s income tax, excess profit tax, franchise tax, or like tax on Landlord’s business and tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any income tax or informational returns when due.

20.	Costs arising from Landlord’s charitable or political contributions.

21.	Expenses for any item or service not offered to Tenant but provided to any other tenants in the Building.

22.	Reserves for capital expenditures, capital improvements, bad debts or losses.

23.	Cost associated with the removal of Hazardous Materials, including, without limitation, mold, other than in connection with the customary cleaning and janitorial services provided by Landlord under Section 6.01(a)(3).

Exhibit F - Page 2 of 2

EXHIBIT G

RESERVED SPACES AND STORAGE SPACE

EXHIBIT H

EXHIBIT H-I

EXHIBIT H-I

EXHIBIT I

HVAC SPECIFICATIONS

Landlord shall maintain and operate the heat, ventilation arid air conditioning systems serving the Premises in accordance with the following criteria and specifications:

1. During the normal heating season, to maintain indoor temperature between 68 degrees F. and 73 degrees F, when the outdoor temperature is between 0 degrees F, and 55 degrees F. Humidity to be controlled to prevent interior condensation on the windows, but not to fall below 35 percent.

2. During the normal cooling season, to maintain indoor temperature between 68 degrees F. and 73 degrees F. when the outdoor temperature is between 55 degrees F. and 96 degrees F. Humidity not to exceed 55 percent within the Premises.

3. During the intermediate seasons, to maintain indoor temperature between 72 degrees F. and 75 degrees F. when the outdoor temperature is between 55 degrees F. and 74 degrees F., whether by 100 percent air or refrigeration.

4. Fresh air levels shall be maintained in accordance with prevailing standards for other Class A buildings in the Westshore Business District comparable to the Building and current applicable codes and ASHRAE-62 Standards (ventilation for acceptable indoor air quality) in effect from time to time. Landlord shall also provide adequate thermal environmental comfort and air velocity limits in accordance with current ASHRAE-55.

Exhibit I

EXHIBIT J

JANITORIAL SERVICES

1.	Nightly

a)	Carpeted floors: All carpeted floors will be vacuumed nightly using a high quality vacuum.

b)	Uncarpeted floors: All hard-surfaced floors will be dust-mopped.

c)	Dusting and cleaning: Wipe all furniture tops, legs, rungs and sides; wipe and disinfect.

d)	Furniture and Accessories: Dust, wipe clean using treated cloth.

e)	Doors and Walls: All doors, jambs, walls and window mullions will be spot cleaned

f)	Trash Removal: Collect and remove wastepaper, waste material and cardboard boxes (which Contractor will flatten) to designated area in or adjacent to the premises.

g)	Miscellaneous: Sweep private stairways, wash as necessary, vacuum carpeted stairways, dust hand rails, balustrades and stringers as necessary.

Clean glass entrance doors to full height nightly.

Wash clean all sinks, water fountains, coolers, kitchen counter tops, refrigerator and microwave doors.

Mop up, wash or spot remove all coffee stain spills, foot tracks and smears throughout. Remove all ink stains as necessary.

2.	Weekly

a)	Carpeted Floors: All carpeted floors will be edged with an edging tool

3.	Monthly

a)	Uncarpeted Floors: All hard-surfaced floors will be buffed.

b)	High Dusting: Perform all high dusting throughout.

Dust all ventilating and air conditioning louvers and adjacent ceiling areas and other equipment items not reached in nightly cleaning.

4.	Bi-Monthly

a)	Dust all ventilating and air condition diffusers.

b)	Hard-surfaced Floors: All hard-surfaced floors will be completely stripped & waxed.

Exhibit J

EXHIBIT K

GENERATOR LOCATION

Generator Location
A
B
C
D
1
2
3
4
5
6
7
8
A102
FINFROCK
FINFROCK DESIGN, INC.
METLIFE PHASE I PARKING
STRUCTURE
LEVEL 1
FLOOR PLAN

RIDER 1

COMMENCEMENT DATE AGREEMENT

Post, Buckley, Schuh & Jernigan, Inc.

MetWest International One

4030 Boy Scout Boulevard, Suite 400

Tampa, Florida 33607

Attention:

Re:	MetWest International One / Post, Buckley, Schuh & Jernigan, Inc. / Commencement Date

Dear                     ,

Per the terms and conditions of the Lease, the Premises has been Substantially Complete, as defined in Section 2.02. Therefore, the Commencement Date of the Lease shall be the date the Tenant actually occupies the Premises. Since the Tenant will occupy the Premises on                     , this shall be the Commencement Date and                      shall be the Expiration Date of the Lease.

Please indicate your acceptance of                     , as the Commencement Date and                         , as the Expiration Date by signing and dating where provided below.

Should you have any questions, please call me immediately.

Sincerely,

Taylor & Mathis of Florida, LLC as agent for the Landlord

TENANT:

POST, BUCKLEY, SCHUH & JERNIGAN, INC. a Florida corporation

By:
Name:
Title:

Accepted:	Date:

cc: Leasing Agent

Rider 1 - Page 1 of 1

LEASE GUARANTY

FOR VALUE RECEIVED, and in consideration for, and as an inducement to METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Landlord”), to enter into that certain Lease at MetWest International (the “Lease”) with POST, BUCKLEY, SCHUH & JERNIGAN, INC., a Florida corporation (“Tenant”), the undersigned (“Guarantor”, whether one or more), unconditionally guarantees to Landlord the full and timely payment in full of all sums due under the Lease and complete performance and observance of all of the covenants, conditions, and agreements therein provided to be performed and observed by Tenant.

Guarantor further covenants and agrees that this Guaranty shall be and remain in full force and effect as to any renewal, modification or extension, whether or not known to or approved by Guarantor and that no subletting, assignment or other transfer of the Lease, or any interest therein, shall operate to extinguish or diminish the liability of Guarantor hereunder. In the event of any termination of the Lease by Landlord, Guarantor’s liability hereunder shall not be terminated; but Guarantor shall be and remain liable for all damages, costs, expenses and other claims which may arise under the Lease. If Guarantor shall, directly or indirectly, advance any sums to the Tenant, such sums and indebtedness shall be subordinate in all respects to the amount then and thereafter due and owing by the Tenant under the Lease.

Wherever reference is made to the liability of Tenant in the Lease, such reference shall be deemed likewise to refer to Guarantor, jointly and severally, with Tenant. The liability of Guarantor for the obligations of the Lease shall be primary. In any right of action which shall accrue to Landlord under the Lease, Landlord may, at Landlord’s option, proceed against Guarantor and/or Tenant, jointly or severally, and may proceed against Guarantor without having demanded performance of, commenced any action against, or having obtained any judgment against Tenant. Guarantor hereby waives any obligation on the part of Landlord to enforce the terms of the Lease against Tenant as a condition to Landlord’s right to proceed against Guarantor hereunder. Guarantor hereby expressly (i) waives notice of acceptance of this Guaranty or the Lease and of presentment and (ii) waives demand for observance or performance of, or enforcement of, any terms or provisions of this Guaranty or the Lease. Guarantor agrees that in the event this Guaranty shall be enforced by suit or otherwise, Guarantor will reimburse the Landlord, upon demand, for all expenses incurred in connection therewith, including, without limitation, reasonable attorneys’ fees.

It is further agreed that all of the terms and provisions hereof shall inure to the benefit of the respective heirs, executors, administrators, successors, and assigns of the Landlord, and shall be binding upon the heirs, executors, administrators, successors, and assigns of Guarantor.

In the event more than one person or entity executes this Guaranty, the liability of such signatories hereunder shall be joint and several; and all references to “Guarantor” shall be deemed to refer to each and every such signatory.

1

This Guaranty shall be governed by the laws of the State of Florida, and shall be performed in all respects in Hillsborough County, Florida

EXECUTED as of the 21st day of May, 2009.

GUARANTOR:

THE PBSJ CORPORATION, a Florida corporation

By:	/s/ Benjamin P. Butterfield
Print Name:	Benjamin P. Butterfield
Title:	Senior Vice President/General Counsel

2